United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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FEDERATED NATIONAL HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Federated National Holding Company
14050 N.W. 14 Street, Suite 180
Sunrise, Florida 33323

July 25, 2017

Dear Shareholder:

On behalf of the Board of Directors and management of Federated National Holding Company, you are cordially invited to join us at the 2017 Annual Shareholders Meeting to be held at 11:00 a.m. (Eastern Time) on September 12, 2017 at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323.

Attached to this letter are a Notice of Annual Meeting of Shareholders, Proxy Statement which describes the business to be conducted at the meeting, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We also will report on matters of current interest to our shareholders.

At this year’s meeting, you will be asked to:

(1)	elect one director nominee listed in the Proxy Statement;
(2)	consider a non-binding advisory vote to approve the Company’s executive compensation;
(3)	consider a proposal to amend the Company’s Amended and Restated 2012 Stock Incentive Plan to implement prohibitions on repricing and establish a minimum vesting requirement; and
(4)	ratify the appointment of our independent registered public accounting firm for 2017.

The Board of Directors recommends that you vote FOR the nominee listed in Proposal 1 and FOR Proposals 2, 3 and 4.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Federated National Holding Company.

Sincerely,
Bruce F. Simberg
Chairman of the Board

FEDERATED NATIONAL HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 12, 2017

To the Shareholders of Federated National Holding Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Federated National Holding Company, a Florida corporation (the “Company”), will be held at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323, at 11:00 a.m. (Eastern Time) on September 12, 2017 for the following purposes:

1.	To elect one Class III director to serve until our annual meeting in 2020;
2.	To hold a non-binding advisory vote on the Company's executive compensation;
3.	To amend the Company’s Amended and Restated 2012 Stock Incentive Plan to implement prohibitions on repricing and establish a minimum vesting requirement;
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and
5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on July 13, 2017 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible.  No postage is required if mailed in the United States.

By Order of the Board of Directors, Rebecca L. Sanchez, Corporate Secretary

Sunrise, Florida
July 25, 2017

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON SEPTEMBER 12, 2017.  The Company’s notice of annual meeting, proxy statement and 2016 Annual Report on Form 10-K, as amended, are available on the Internet at https://materials.proxyvote.com/31422T.

FEDERATED NATIONAL HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 12, 2017

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Federated National Holding Company of proxies to be voted at our 2017 Annual Meeting of Shareholders to be held on September 12, 2017, at 11:00 a.m. (Eastern Time) at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323, and at any postponements or adjournments thereof.  In this proxy statement, Federated National Holding Company is referred to as the “Company,” “we,” “our” or “us.”

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to our shareholders is July 25, 2017.  You should review the information provided in this proxy statement with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is being delivered to shareholders simultaneously with this proxy statement.

GENERAL INFORMATION

Who is entitled to vote at the 2017 Annual Meeting?

Your board has set the close of business on July 13, 2017 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, the Company had approximately 13,434,480 outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting. No other securities are entitled to vote at the Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the Annual Meeting. Under our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the Annual Meeting?

To conduct business at the Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

We use the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about July 25, 2017, we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing this Notice to shareholders who had previously elected to receive notices, access our proxy materials and vote via the Internet, or who had previously elected to receive paper copies of our proxy materials.

In addition, to ensure we achieve a quorum for the Annual Meeting and facilitate voting by our shareholders, we will mail paper copies of our proxy materials to beneficial holders of at least 1,000 shares of our common stock, to shareholders who have specifically requested receipt of paper copies of our proxy materials, and to all registered holders.

To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet as described above, you need not also mail a proxy to the Company.

You may vote by ballot in person at the Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to submit a proxy card or vote by Internet to ensure that your vote is received and counted. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange. In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non votes.” Therefore, if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. The only proposal to be voted on at the Annual Meeting that is considered a routine proposal is Proposal 4 regarding the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year. All other proposals to be voted on at the Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the Annual Meeting, other than Proposal 4, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to such proposals.

What vote is required?

The election of the Board’s nominee for election to the Board of Directors at the Annual Meeting is expected to be an uncontested election. As such, as a result of the recent amendment of the Company’s Amended and Restated Bylaws (the “Bylaws”) to require that directors be elected by a majority of the votes cast, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

Proposal 2 is a non-binding advisory proposal.  For Proposals 3 and 4, the votes cast favoring the proposal must exceed the votes cast against the proposal.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” the Board’s nominee for directors and “FOR” the remaining proposals, as indicated below. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal. Thus, broker non-votes and abstentions will not be counted as votes cast “FOR” or “AGAINST” for any of the proposals except for Proposal 4.

How does the Board of Directors recommend that I vote?

Your board unanimously recommends that you vote as follows:

Proposal	Board Recommendation	For More Information, See Page

(1) Election of one Class III director to serve until our annual meeting in 2020	FOR EACH NOMINEE	8

(2) Non-binding advisory vote on the Company’s executive compensation	FOR	37

(3) Amendment to the Company’s Amended and Restated 2012 Stock Incentive Plan to implement prohibitions on repricing and establish a minimum vesting requirement	FOR	38

(4) Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year	FOR	45

We will also consider other business, if any, that is properly presented at the Annual Meeting.  At the time of mailing this proxy statement, however, we are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

How have the Company’s corporate governance practices been updated recently?

We have continued to grow significantly, both in revenues and market capitalization, in recent years.   Accordingly, we have updated our corporate governance practices, both to reflect that we are a larger company and to reflect how good corporate governance practices have evolved. We have made the following changes to our corporate governance practices:

▪	We continue to separate the roles of Chairman of the Board and Chief Executive Officer.

▪	We updated the composition of our Board so that six of our seven members are independent.

▪	We have implemented majority voting for directors in uncontested elections.

▪	We have approved corporate governance guidelines that memorialize our corporate governance practices and procedures.

▪	We have amended the Company’s articles and bylaws to reduce the supermajority requirements to amend certain provisions or call a special meeting to a majority of shares outstanding.

▪	We have adhered to the strictest definitions of “independence” in determining the members of our Compensation and Nominating committees.

We have also updated our executive compensation programs and practices to reflect evolving governance practices and shareholder feedback. Please see our Compensation Discussion and Analysis on page 19 for a full discussion of these changes.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet, you will need to enter each of your Control Numbers. Remember, you may vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.  We have engaged MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners upon request.

May I attend the Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No large bags, briefcases or packages will be permitted into the Annual Meeting.

May I record or take pictures at the Annual Meeting?

No cameras, recording equipment, sound equipment or video equipment will be permitted in the meeting room.

Can the Annual Meeting date be changed?

The Annual Meeting may be adjourned or postponed without notice other than by an announcement made at the Annual Meeting, if approved by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting.  No proxies voted against approval of any of the proposals will be voted in favor of adjournment or postponement for the purpose of soliciting additional proxies.  If we postpone the Annual Meeting, we will issue a press release to announce the new date, time and location of the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is http://www.FedNat.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on any other website listed in this proxy statement is part of this proxy statement.  Any such website addresses are intended to be inactive textual references only.

Who can answer my questions?

Your vote at this year’s meeting is important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call the Company’s Corporate Secretary at (800) 293-2532.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are also available on our website at www.FedNat.com and also may be obtained by contacting our Corporate Secretary by phone at (800) 293-2532 or by mail to the Corporate Secretary, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

BENEFICIAL SECURITY OWNERSHIP

The following table sets forth, as of July 13, 2017, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table in the section “Executive Compensation,” (iii) each of our directors, and (iv) all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the shares through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights, and the address for each person is c/o Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Outstanding (1)
Bruce F. Simberg (2)	502,307	3.74%
Michael H. Braun (3)	527,020	3.92%
Richard W. Wilcox Jr. (4)	184,418	1.37%
Carl Dorf (5)	175,442	1.30%
Jenifer G. Kimbrough (6)	37,203	*
Thomas A. Rogers (7)	12,161	*
William G. Stewart (8)	12,161	*
Ronald A. Jordan (9)	10,000	*
Erick A. Fernandez (10)	3,300	*
All directors and executive officers as a group (nine persons) (11)	1,464,012	10.78%

5% or greater holders:
Douglas Ruth (12) Lenox Capital Management, Inc. (12) 322 Alana Drive New Lenox, IL 60451	1,310,376	9.75%
BlackRock, Inc. (13) 55 East 52nd Street New York, NY 10022	955,850	7.11%
Dimensional Fund Advisors LP (14) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	825,137	6.14%
Renaissance Technologies Holdings Corporation (15) Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	703,655	5.24%
_________

*	Less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner listed is c/o Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.  The percentage of class outstanding is based on 13,434,480 shares outstanding as of July 13, 2017.

(2)
Includes 2,435 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock, which will vest over three years with an initial vest date of March 14, 2018.

(3)
Includes 40,000 shares of restricted stock, which began vesting over five years with an initial vest date of August 5, 2014, 27,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 30,000 shares of restricted stock, which began vesting over five years with an initial vest date of December 9, 2015, 10,999 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2016, 30,000 shares of restricted stock, which began vesting over five years with an initial vest date of May 5, 2016, 25,052 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017 and 68,530 shares of restricted stock, which will cliff vest over three years based on performance with an initial vest date of March 14, 2018.

(4)
Includes 3,000 shares of common stock held in Mr. Wilcox’s IRA, 40,000 shares of common stock held by Mr. Wilcox’s spouse, 6,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 695 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2016, 2,435 shares of restricted stock, which began vesting over three years with an initial vest date of  March 10, 2017 and 3,289 shares of restricted stock which will vest over three years with an initial vest date of March 14, 2018.

(5)
Includes 63,491 shares of common stock held by Dorf Trust, 59,624 shares of common stock held by Carl Dorf Rollover IRA, 6,000 shares of restricted stock, which began vesting over five years with an initial vest date of  September 9, 2015, 695 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2016, 2,435 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017, 3,289 shares of restricted stock which will vest over three years with an initial vest date of March 14, 2018 and 25,000 shares of common stock issuable upon the exercise of vested stock options held by Mr. Dorf.

(6)
Includes 6,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 695 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2016, 2,435 shares of restricted stock, which began vesting over three years with an initial vest date of  March 10, 2017, 3,289 shares of restricted stock which will vest over three years with an initial vest date of March 14, 2018 and 15,000 shares of common stock issuable upon the exercise of vested stock options held by Ms. Kimbrough.

(7)
Includes 2,435 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017, 4,176 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock, which will vest over three years with an initial vest date of March 14, 2018.

(8)
Includes 2,435 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017, 4,176 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock which will vest over three years with an initial vest date of March 14, 2018.

(9)	Includes 10,000 restricted shares, which will vest over five years with an initial vest date of May 12, 2018.

(10)	Includes 2,200 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017.

(11)
Includes a total of 306,562 shares of restricted stock, 40,000 which began vesting over five years with an initial vest date of August 5, 2014; 45,000 which began vesting over five years with an initial vest date of September 9, 2015; 30,000 which began vesting over five years with an initial vest date of December 9, 2015; 13,084 which began vesting over three years with an initial vest date of March 10, 2016; 30,000 which began vesting over five years with an initial vest date of May 5, 2016; 41,862 which began vesting over three years with an initial vest date of March 10, 2017; 8,352 which began vesting over five years with an initial vest date of March 10, 2017; 19,734 which will vest over three years with an initial vest date of March 14, 2018, 68,530 which will cliff vest over three years based on performance with an initial vest date of March 14, 2018 and 10,000 which will vest over five years with an initial vest date of May 12, 2018.

(12)	This information is based on Amendment No. 1 to the Schedule 13G/A filed with the SEC on April 25, 2017

(13)	This information is based on Amendment No. 2 to the Schedule 13G/A filed with the SEC on January 24, 2017.

(14)	This information is based on Amendment No. 7 to the Schedule 13G/A filed with the SEC on February 9, 2017.

(15)	This information is based on Schedule 13G filed with the SEC on February 14, 2017.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Nominee for Re-Election

Our Articles of Incorporation provide that our Board of Directors consists of three classes of directors, as nearly equal in number as possible, designated Class I, Class II and Class III, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board.  At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting are elected for a three-year term.

Our Board of Directors is currently composed of seven members.  The current term of the Class III directors, Carl Dorf and Thomas A. Rogers, expires at this Annual Meeting.  Mr. Rogers has been nominated for re-election to the Board and Mr. Dorf will retire at the end of his current term.  If re-elected, Mr. Rogers will serve until the 2020 annual meeting.  Mr. Dorf’s retirement concludes his more than 15 years of service as a member of the Company’s Board of Directors.  The Board expresses its gratitude to him for his contributions to the Company’s success.

The term of the Class II directors, Bruce F. Simberg, Richard W. Wilcox Jr. and William G. Stewart, terminates at our 2018 annual meeting.  The term of the Class I directors, Michael H. Braun and Jenifer G. Kimbrough, terminates at our 2019 annual meeting.

Pursuant to a recent amendment to the Company’s Bylaws, directors must receive a majority of the votes cast to be elected to the Board.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for directors without instructions from the beneficial owners; therefore, it is important that all shareholders complete, sign and return the voting instruction forms that they receive from their brokers as promptly as possible.  In this election, which is not contested, a vote withheld as to the nominee being proposed for election to the Board will not be counted as a vote cast for purposes of the election of directors at this Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

Except as noted above, it is intended that shares represented by proxies will be voted for Thomas A. Rogers, the nominee for re-election to the Board.  Mr. Rogers has consented to continue to serve on our Board of Directors, and the Board of Directors has no reason to believe that he will not serve if elected.  If, however, Mr. Rogers should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Experience of Nominee

The following provides information regarding Thomas A. Rogers, who has been recommended and nominated by the Board of Directors to serve as a Class III director of the Company, including his age, principal occupation, business experience for at least the past five years and directorships in other reporting companies:

Thomas A. Rogers has served as a director of the Company since October 1, 2015. Mr. Rogers has more than 40 years’ experience in the reinsurance industry, including 22 years serving in senior executive officer positions with Aon Benfield Inc. until his retirement in 2014 as its Vice Chairman. Prior to Aon Benfield, Mr. Rogers spent 18 years with both reinsurance underwriting and intermediary companies and specialized in the development and management of specialized property and casualty lines. Mr. Rogers received his Bachelor of Science degree from Drexel University.  Mr. Rogers does not serve on the board of directors of any other SEC reporting company.

Mr. Rogers’ significant knowledge of reinsurance underwriting, including day-to-day insurance operations, and in specialized property and casualty lines provides the Board with expertise that is highly relevant to the Company’s current operations and that will be beneficial in connection with possible future expansion of the Company’s business lines.

Vote Required and Recommendation

The nominee for election to the Board of Directors who receives at least a majority of the votes cast for the election of directors by the shares present, in person or by proxy, shall be an elected director.  Shareholders do not have the right to cumulate their votes for directors.  In this non-contested election of directors, a vote withheld will have no effect on the outcome.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for the election of directors without instructions from the beneficial owners of the shares.

The Board of Directors recommends a vote FOR the nominee for director set forth above.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our continuing directors and executive officers as of July 13, 2017:

Name	Age	Position with Company
Michael H. Braun (1)	50	Chief Executive Officer, President, Class I Director
Jenifer G. Kimbrough (2)(4)(5)	46	Class I Director
Bruce F. Simberg (1)(3)	68	Chairman of the Board, Class II Director
Richard W. Wilcox Jr. (2)(4)(5)	75	Lead Independent Director, Class II Director
William G. Stewart (3)(5)	68	Class II Director
Thomas A. Rogers (1)(4)(5)	65	Class III Director
Ronald A. Jordan	50	Chief Financial Officer
Erick A. Fernandez	38	Chief Accounting Officer
______________

(1)	Business Development Committee Member
(2)	Audit Committee Member
(3)	Investment Committee Member
(4)	Compensation Committee Member
(5)	Nominating Committee Member

The business experience of Thomas A. Rogers, the nominee to serve as a Class III Director, appears under the caption "Nominees for Re-election" beginning on page 7.  Carl Dorf, whose term also ends at the Annual Meeting, will retire at the end of his current term, concluding his more than 15 years of service as a member of the Company’s Board of Directors.  The Board expresses its gratitude to him for his contributions to the Company’s success.

Michael H. Braun was appointed Chief Executive Officer of the Company in July 2008, President in June 2009, elected to the Board of Directors in December 2005 and served as Chairman of the Board from March 2015 to January 2016.   Previously, Mr. Braun was Chief Operating Officer, where he was responsible for the Company’s day-to-day operations and strategic product portfolio.  Mr. Braun has also served as President of Federated National Insurance Company (“FNIC”), a subsidiary of the Company, since September 2003, a position that he continues to hold. Previously, he held key management positions within FNIC, responsible for operations, marketing and underwriting.  Prior to joining the Company, Mr. Braun was Managing Partner for an independent chain of insurance agencies, which was acquired by the Company in 1998.  Mr. Braun received a Bachelor of Science degree in Business Administration from the University of Buffalo.  Mr. Braun does not serve on the board of directors of any other SEC reporting company.

Mr. Braun’s nearly 20-year tenure with the Company, together with his substantial experience in all aspects of insurance company operations, including product development, strategy, reinsurance and underwriting, have been critical to the Company’s growth in the Florida homeowners’ insurance market.

Jenifer G. Kimbrough has served as a director of the Company since April 2009.  Ms. Kimbrough serves as Managing Director, Chief Financial Officer at Oakworth Capital Bank since October 2015, prior to which Ms. Kimbrough was the Vice President of Compliance and Audit for Surgical Care Affiliates from March 2010 to October 2015.  Prior to 2010, Ms. Kimbrough served as the Vice President of Assurance and Process Improvement. Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation.  From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP.  Ms. Kimbrough received her certification as a Certified Public Accountant (“CPA”) from the Alabama State Board of Public Accountancy in 1994 and obtained a Bachelor of Science degree in Commerce & Business Administration (Accounting) from The University of Alabama in 1993.  Ms. Kimbrough is a member of several professional societies, including: American Woman’s Society of Certified Public Accountants (“AWSCPA”), Alabama State Society of Certified Public Accountants and American Institute of Certified Public Accountants (“AICPA”).  Additionally, she recently served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA and serves in various volunteer leadership capacities.  Ms. Kimbrough does not serve on the board of directors of any other SEC reporting company.

Ms. Kimbrough brings her significant knowledge in compliance and audit, from both the issuer’s perspective and the auditor’s perspective, to the Company and the Board.

Richard W. Wilcox Jr. has served as a director of the Company since January 2003.  Mr. Wilcox has been in the insurance industry for more than 40 years.  In 1963, Mr. Wilcox purchased an insurance agency that he grew into a business generating $10 million in annual revenue.  In 1991, Mr. Wilcox sold his agency to Hilb, Rogal and Hamilton Company (“HRH”) of Fort Lauderdale, for which he retained the position of President through 1998.  In 1998, HRH of Fort Lauderdale merged with Poe and Brown of Fort Lauderdale, and Mr. Wilcox served as the Vice President of Poe and Brown until 1999, when he retired.  Mr. Wilcox holds CIC designation as a member of the Society of Certified Insurance Counselors.  Mr. Wilcox also holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization.  Mr. Wilcox does not serve on the board of directors of any other SEC reporting company.

Mr. Wilcox’s substantial experience with insurance agency operations, his overall knowledge of the insurance industry, as well as his historical knowledge of the Company, are considered to be valuable expertise for the Board.

Bruce F. Simberg rejoined the Board on January 29, 2016, after serving as a director of the Company from January 1998 to March 2015. Mr. Simberg has been a practicing attorney since October 1975, most recently as managing partner of Conroy, Simberg, Ganon, Krevans, Abel, Lurvey, Morrow & Schefer, P.A. (“Conroy Simberg”), a law firm in Hollywood, Florida, since October 1979.  Mr. Simberg received his Bachelor of Science degree from Emory University and his Juris Doctor from the University of Miami.  Mr. Simberg does not serve on the board of directors of any other SEC reporting company.

Mr. Simberg has significant historical knowledge and understanding of the Company’s development, as well as significant experience in insurance-related and other litigation and risk assessment matters.

William G. Stewart has served as a director of the Company since October 1, 2015. Mr. Stewart has significant experience in administration and investment management. He has served as the Deputy Secretary of Administration for the State of Maryland, Department of Public Safety and Correctional Services, since February 2015.   From 2003 to 2007, Mr. Stewart was an Assistant Secretary for Administration/Business Services and an Acting Deputy Secretary for the State of Maryland, Department of Juvenile Services. He has more than 35 years’ experience in the securities industry, including as a Senior Consultant at Asset Strategy Consultants, an investment management consulting firm, from 2007 to 2015, and as a senior executive officer and registered representative at Mercantile Capital Advisors, Inc. from 2000 to 2002, and at BT Alex. Brown Incorporated and Alex. Brown & Sons Incorporated from 1973 to 1999. Mr. Stewart received a Bachelor of Arts degree from Princeton University and a Masters of Business Administration from the University of Virginia Graduate School of Business Administration.  Mr. Stewart does not serve on the board of directors of any other SEC reporting company.

Mr. Stewart’s significant experience in administration and investment management provides the Board with greater depth of knowledge regarding management of the Company’s investment portfolio.

Ronald A. Jordan was appointed as Chief Financial Officer of the Company on April 17, 2017. Mr. Jordan brings to the Company more than 25 years’ experience in accounting and financial reporting, including most recently as Chief Accounting Officer of Hatteras Financial Corp., a mortgage real estate investment trust based in Winston-Salem, North Carolina, from 2013 to 2016. Prior to that position, Mr. Jordan held various positions at Lincoln Financial Group from 2003 to 2012, including Senior Vice President, Financial Planning and Strategic Initiatives, from 2011 to 2012, Vice President and General Auditor from 2006 to 2011, and Vice President and Controller from 2003 to 2006. From 1996 to 2003, Mr. Jordan held positions in financial reporting and accounting at Jefferson Pilot Corporation, CNA Insurance, and Bankers Life & Casualty. Mr. Jordan began his career at Arthur Andersen, LLP from 1989 to 1996, departing as an Experienced Audit Manager. Mr. Jordan is a Certified Public Accountant and Certified Internal Auditor (inactive), and received his Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan.

Erick A. Fernandez served as the Company’s Interim Chief Financial Officer from June 20, 2016 through April 17, 2017 at which time he was appointed to serve as the Company’s Chief Accounting Officer. Mr. Fernandez joined the Company in January 2016 as the Company’s Vice President, Corporate Accounting and Reporting, until his appointment as Interim Chief Financial Officer. Mr. Fernandez brings more than 15 years of experience in accounting, finance, financial reporting and auditing. Prior to joining the Company, Mr. Fernandez worked for Verizon Communications, Inc. in that company’s Cloud and Datacenter segment as a Senior Director of Financial Planning and Analysis, responsible for strategic planning and finance operations. From June 2008 to June 2011, Mr. Fernandez held various finance and accounting positions at Terremark Worldwide, Inc., including Senior Director of Accounting and External Reporting, Director of Budgeting and Reporting, and Director of SEC Reporting. From September 2001 to June 2008, Mr. Fernandez worked for “Big 5” accounting firms, including as an Audit Manager at Ernst & Young LLP from May 2002 to June 2008. Mr. Fernandez is a Certified Public Accountant and received his Bachelor’s degree in accounting and a Master of Business Administration from Florida International University.

CORPORATE GOVERNANCE

Corporate Governance Update

The Company has experienced significant growth, both in revenues and market capitalization, in recent years.  The Board of Directors has received feedback from shareholders and others regarding its corporate governance and executive compensation practices.  With that feedback in mind, and being cognizant of the Company’s recent growth, the Board of Directors has undertaken a comprehensive review of our Company’s corporate governance in order to assure strong Board accountability and effective shareholder rights policies.  This review was done in conjunction with a review by our Compensation Committee of our executive compensation practices, which resulted in significant updates to our executive compensation practices as described more fully below under the caption “Compensation Discussion and Analysis.”  Although the Board believes that certain of the Company’s current corporate governance practices and provisions of its articles and bylaws are consistent with those of a public company that is a comparable size to the Company in the Company’s industry, and are in the best interests of its shareholders, the Board has embraced the comments received as part of its outreach to shareholders and investment community, and implemented the following actions in the last two years:

•	The Board added two new independent directors in 2015, with the result that six of the seven Board members are independent.

•	The Board separated the roles of Chairman of the Board and Chief Executive Officer with Bruce F. Simberg’s return to the Board in 2016.

•	The Board has amended the Company’s bylaws to implement a majority voting standard for uncontested elections of directors.

•
The Board approved increasing the frequency of the shareholder vote on executive compensation (“say-on-pay”) to occur annually, with which the shareholders concurred in the 2016 say-on-pay frequency vote.

•	The Board amended the Company’s articles and bylaws to reduce the supermajority requirement (66-2/3% of the shares outstanding) to amend certain provisions to a majority of shares outstanding.

•	The Board amended the Company’s articles and bylaws to reduce the percentage of shares required to call a special meeting from 33% to 25%.

•
The Board approved stock ownership and retention guidelines applicable to our directors, in addition to our Chief Executive Officer and Chief Financial Officer.  Under these guidelines, our outside, non-employee directors are each required to hold shares of the Company’s common stock with a value of at least four times the annual retainer.  The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes.

•	The Board prohibited directors and executive officers from hedging or pledging the Company’s common stock, without exception.

•	The Board adopted corporate governance guidelines, which update, consolidate and memorialize the corporate governance practices followed by the Board and the Company.

•	The Board has approved an amendment to the Company’s Amended and Restated 2012 Stock Incentive Plan to implement its policy against repricing and implement a one-year minimum vesting requirement.

•	The Board has adopted the most restrictive definition of “independence” when appointing the current members of its Compensation and Nominating committees

The Board believes that these steps represent a good faith effort to address the comments received as a result of its shareholder outreach and represent meaningful steps to align its corporate governance practices with the interests of its shareholders and best practices.

Leadership Structure

The Chairman of the Board is elected by the members of the Board and typically presides at all meetings of the Board.  Bruce F. Simberg currently serves as our Chairman, a position he has held since 1998 other than a brief hiatus from March 2015 to January 2016.  Richard W. Wilcox Jr., an independent member of the Board since 2003, served as the Board’s Lead Independent Director during that hiatus and continues to hold that position in recognition of his significant knowledge of the Company’s history, growth and operations.  The responsibilities of the Company’s Chairman of the Board are: (i) presiding at all meetings of the Board (with the Lead Independent Director presiding at meetings where the Chairman is not present), including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, (ii) serving as a liaison between management and the independent directors, (iii) providing input regarding meeting agendas, time schedules and other information provided to the Board, and (iv) being available for direct communication and consultation with major shareholders, as appropriate, upon request. Our Chairman also has the authority to call meetings of the independent directors. The Chief Executive Officer is currently the only member of management on the Board.

The Company believes that its Board as a whole should encompass a diverse range of talents, skills, perspectives, and experiences, enabling it to provide sound guidance with respect to the Company's operations and interests. The Company's policy is to have at least a majority of directors qualify as independent as defined by the listing and maintenance rules of The Nasdaq Stock Market (the “Nasdaq Rules”).  The Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval. The Nominating Committee's Charter provides that the Board of Directors as a whole should be balanced and diverse, and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties.  Minimum individual requirements include strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially.  The Board believes that the qualifications of the directors, as set forth in their biographies above provide them with the qualifications and skills to serve as a director of our Company

Board Self-Assessment Process

The Board believes that ongoing self-assessment is important to strengthening its performance and fulfilling its role on behalf of the Company’s shareholders.  To that end, the Board conducts an annual evaluation process that begins by asking each Board member to complete a comprehensive evaluation form that addresses the Board’s overall performance and a self-evaluation of the individual director’s performance. Overall Board performance is evaluated based on, among other things, the conduct of Board meetings, the composition of the Board, the quality of information provided to the Board, Board effectiveness, and access to management.  Individual performance is evaluated to determine, among other things, whether the director continues to be able to devote the necessary time to Board and committee matters, whether the director’s skills are best utilized, and whether the director contributes to Board decision making.  In addition, the Audit Committee conducts an annual evaluation of its performance, including a review of the effectiveness of its processes, the composition of the Committee, the Committee’s interactions with management and the Company’s auditors, and the Committee members’ understanding of the Company’s risks, controls and compliance.  These evaluation forms are reviewed by the Chairman of the Board or the Audit Committee, and by the entire Board or Audit Committee, and are discussed in detail at a Board or Audit Committee meeting, as applicable.

Board Continuing Education

The Company encourages its directors to remain current in corporate governance, compliance and industry topics facing publicly traded insurance companies such as the Company.  In that regard, the Company provides directors with the opportunity to attend seminars and conferences on director education, board leadership, current issues facing the insurance industry generally and the Florida insurance market in particular, governance, risk management and other subjects of interest to Board members and relevant to the Company.  Certain of our directors also obtain significant continuing education relevant to the Company in connection with their professional licenses and certifications in accounting, finance and law.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which have updated, consolidated and memorialized the corporate governance practices followed by the Board and the Company.  Among other things, the guidelines address the following matters relating to the Board and its committees:

•	Director qualifications generally and guidelines on the composition of the Board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

The Corporate Governance Guidelines are reviewed at least annually by the Board.

Risk Oversight

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties.  The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting, maintaining effective internal controls over financial reporting, and information security and technology risks. Our Nominating Committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors and conflicts of interest.  Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements and is responsible for reviewing and recommending our non-employee director compensation plans and arrangements.  Our Investment Committee oversees the risks related to managing our investment portfolio.  The full Board receives reports on a regular basis regarding each committee’s oversight from the chairperson of each committee when reporting on their committee’s actions at regular Board meetings, as well as overseeing the development and implementation of strategic initiatives.

Meetings and Committees of the Board of Directors

During 2016, the Board of Directors held 11 regular meetings, seven special meetings and took actions by written consent on four occasions. During 2016, no director attended fewer than 75% of the Board and committee meetings held during this period.  The Board of Directors encourages, but does not require, its directors to attend the Company’s annual meeting.  All of our directors attended our 2016 annual meeting.

Board Independence

The Board has determined that the following continuing directors are independent pursuant to the Nasdaq Rules applicable to the Company:  Bruce F. Simberg, Richard W. Wilcox Jr., Jenifer G. Kimbrough, William G. Stewart and Thomas A. Rogers.  With Carl Dorf’s retirement at the Annual Meeting, five of the six continuing directors will be independent.  The Board has also used the stricter definition of “independence” utilized by shareholder advisory services in determining the members of the Compensation and Nominating committees in 2017, with the result that Mr. Simberg, whose law firm has provided a limited amount of legal services to the Company, will not serve on either committee in 2017.  The matters handled by the firm have been completed or are in the process of completion and the Company does not at this time anticipate retaining his firm for future matters.  Please see “Certain Relationships and Related Transactions—Related Transactions” below for more information.

The independent directors of the Board meet in executive sessions without management present. These sessions, which generally occur at every regularly scheduled Board meeting, are led by the Chairman. Executive sessions allow the independent directors to discuss, among other issues, management performance and compensation.

To facilitate the Board’s oversight functions and to take advantage of the knowledge and experience of its members, the Board has created several standing committees.  These committees, the Audit, Investment, Nominating, Compensation and Business Development committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board.  The Audit, Compensation, Investment and Nominating committees are composed exclusively of independent directors.  The membership of the standing committees is reviewed from time to time, and specific committee assignments are proposed and appointed by the Board. Each committee holds regularly scheduled meetings and confers between regularly scheduled meetings as needed.

Charters for the Audit, Compensation and Nominating committees, and the Corporate Governance Guidelines, are available upon the Company’s website at www.FedNat.com and are also available in print to any shareholder upon request from our Corporate Secretary.

Audit Committee.  As of December 31, 2016, the Audit Committee was composed of Jenifer G. Kimbrough, who served as the Chair, Richard W. Wilcox Jr. and Carl Dorf.  Each member was determined to be “independent” as defined under the Nasdaq Rules applicable to the Company and SEC rules for Audit Committee membership.  Ms. Kimbrough, who is a Certified Public Accountant, was designated as a “financial expert” as that term is defined in the applicable rules and regulations of the Exchange Act based on her understanding of U.S. generally accepted accounting principles (“GAAP”) and financial statements; her ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; her experience preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; her understanding of internal controls and procedures for financial reporting; and her understanding of audit committee functions.  The Audit Committee held four regular meetings in fiscal 2016 and one special meeting.

Pursuant to its written charter, the duties and responsibilities of the Audit Committee include, but are not limited to, (a) the appointment of the independent certified public accountants and any termination of such engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing and financial statement matters, and (e) reporting its recommendations and findings to the full Board of Directors.  The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

With the retirement of Carl Dorf following the Annual Meeting, the Board will select another member with the requisite knowledge of financial statements to serve on the Audit Committee.

Compensation Committee.  As of December 31, 2016, the Company’s Compensation Committee was composed of Jenifer G. Kimbrough, Bruce F. Simberg, Thomas A. Rogers and Richard W. Wilcox Jr.  Each member is independent as defined by the Nasdaq Rules.  The Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and approving the compensation of the Company's executive officers.  Mr. Wilcox serves as the Chairman.  During fiscal 2016, the Compensation Committee held one regular meeting and eight special meetings. For 2017, the members of the Compensation Committee are Jenifer G. Kimbrough, Thomas A. Rogers and Richard W. Wilcox Jr.

For the 2016 fiscal year, the Compensation Committee engaged the independent executive compensation consulting firm of Meridian Compensation Partners, LLC (“Meridian”) to review the structure and competitiveness of the Company’s executive and director compensation for 2016.  Meridian provides no other services to the Company other than those directly to the Compensation Committee relating to executive and director compensation.  Meridian attends meetings of the Compensation Committee at the request of the committee, meets with the Compensation Committee in executive sessions without the presence of management, and communicates with the Chairman of the Compensation Committee with respect to emerging issues.

The Compensation Committee Chairman and certain Company officials furnished Meridian with information concerning the compensation of its executives and copies of their employment contracts.  After review, Meridian provided the Compensation Committee with a detailed report concerning its current and future executive compensation program along with observations of comparable companies.  The Compensation Committee met with a representative of Meridian to review and discuss their findings and recommendations.  The Compensation Committee may use the services of Meridian or other comparable companies in the future to assist it in providing a fair and competitive compensation plan for its executives.

Nominating Committee.  As of December 31, 2016, the Company’s Nominating Committee was composed of Jenifer G. Kimbrough, Carl Dorf, Richard W. Wilcox Jr., Bruce F. Simberg, Thomas A. Rogers and William G. Stewart.  Each member is independent as defined by the Nasdaq Rules.  During fiscal 2016, the Nominating Committee held two regular meetings. For 2017, the members of the Nominating Committee have been Jenifer G. Kimbrough, Carl Dorf, Richard W. Wilcox Jr., Thomas A. Rogers and William G. Stewart.

With Carl Dorf’s retirement to occur following the Annual Meeting, the Nominating Committee has begun the process of identifying qualified candidates for director.  In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve the Company’s business objectives.  In particular, the Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives.  Among the qualifications, qualities and skills of a candidate considered important by the Nominating Committee is a person with strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.  The Nominating Committee considers diversity, together with these other factors, when evaluating candidates, but does not have a specific policy in place with respect to diversity.

The Nominating Committee will consider candidates for director who are recommended by its members, by other Board members and by management of the Company and who have the experience and skill set best suited to benefit the Company and its shareholders.  The Nominating Committee will consider nominees recommended by our shareholders if the shareholder submits the nomination in compliance with the advance notice, information and other requirements described in our bylaws and applicable securities laws.  The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons.

Shareholders who wish to recommend nominees to the Nominating Committee should submit their recommendation in writing to the Secretary of the Company at its executive offices pursuant to the requirements contained in Article III, Section 13 of the Company’s Bylaws.  This section provides that the notice shall include: (a)  as to each person who the shareholder proposed to nominate for election, (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) the consent of each nominee to serve as a director of the Company if so elected and (v) any other information relating to the person that is required to be disclosed in solicitation for proxies for the election of directors pursuant to Rule 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the date of the meeting date, however, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever first occurs.

Investment Committee.  As of December 31, 2016, the Company’s Investment Committee was composed of Carl Dorf, Bruce F. Simberg and William G. Stewart.  The Investment Committee manages our investment portfolio pursuant to its adopted Investment Policy Statement.  Mr. Dorf serves as the Chairman.  During fiscal 2016, the Investment Committee held five regular meetings.  With Carl Dorf’s retirement to occur following the Annual Meeting, the Board may select another member to serve on the Investment Committee.

Business Development Committee.  As of December 31, 2016, the Company’s Business Development Committee was composed of Thomas A. Rogers, Michael H. Braun and Bruce F. Simberg.  The Business Development Committee provides advice, oversight and guidance both to management of the Company and to the Board on matters involving the Company’s development of programs and projects, and acquisitions of new technologies or products and other business opportunities of strategic importance to the Company.  Mr. Rogers serves as the Chairman.  During fiscal 2016, the Business Development Committee held four regular meetings.

Code of Conduct

We have adopted a Code of Conduct for all employees, officers and directors of the Company.  A copy of our Code of Conduct is available on our web site at www.FedNat.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and certain changes in beneficial ownership with the SEC and to furnish us with copies of those reports. To our knowledge, based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2016, our officers, directors and greater than 10% shareholders timely filed all reports required by Section 16(a).

STOCK PERFORMANCE CHART

The chart below shows the Company’s cumulative total shareholder return during the five fiscal years ending December 31, 2016. The graph also shows the cumulative total returns of the SNL Insurance P&C Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2011 in the Company’s common stock and in each of the indices shown, and assumes that all of the dividends were reinvested.  Past performance is not necessarily an indicator of future results.

Our filings with the SEC may incorporate information by reference, including this proxy statement.    Unless we specifically state otherwise, the information under this heading "Stock Performance Graph" shall not be deemed to be "soliciting materials" and shall not be deemed to be "filed" with the SEC or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), and Exchange Act.

Federated National Holding Company

	Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Federated National Holding Company	100.00	181.39	503.83	835.03	1,027.79	658.07
NASDAQ Composite	100.00	117.45	164.57	188.84	201.98	219.89
SNL Insurance P&C	100.00	118.04	156.39	179.61	185.79	219.27

Source : SNL Financial LC, Charlottesville, VA
© 2016
www.snl.com

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the components and objectives of the Company’s executive compensation program for fiscal 2016 for our “Named Executive Officers,” describes the process through which the decisions regarding executive compensation have been made, and describes the results of this decision-making process.  Our Named Executive Officers for fiscal 2016 were our Chief Executive Officer and President, our Interim Chief Financial Officer and our former Chief Financial Officer.  The following Compensation Discussion and Analysis reflects the compensation paid to our Named Executive Officers for fiscal 2016 and the Compensation Committee’s decisions with respect to the compensation for fiscal 2017 for the Named Executive Officers.

Philosophy of the Company’s Executive Compensation Programs

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and oversees our compensation programs for our Named Executive Officers.  With respect to executive compensation, the Compensation Committee’s primary goals are to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible; provide challenging but attainable goals by which to measure performance; reward them for their contributions to the development of the Company’s business; and align the executives’ compensation and incentives with the Company’s performance and the interests of our shareholders.  The Compensation Committee also endeavors, while compensating our Named Executive Officers for their performance, to structure the Company’s compensation programs so as to not encourage unnecessary or excessive risk-taking.  The Compensation Committee believes that crafting incentives so as to not encourage unnecessary or excessive risk taking is especially important in the homeowners’ insurance industry in the Company’s home state of Florida.

The Compensation Committee is committed to ensuring our compensation programs are strongly aligned with the Company’s long-term business strategy. The Committee seeks to continuously and rigorously evaluate its compensation plans to reflect strong governance practices and shareholder feedback.

	What We Do		What We Do Not Do
✓	Established long-term performance-based criteria for the equity awards to our Chief Executive Officer, which for 2017 will constitute 50% of his total incentive award.	x	No change-in-control excise tax gross-ups.
✓	Implemented a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a restatement of our financial statements.	x	No tax gross-ups on perquisites.
✓	Established stock ownership and retention guidelines for our executive officers and directors.	x	No excessive perquisites.
✓	Conducted robust shareholder outreach program in response to our 2016 say-on-pay vote to solicit investor feedback on compensation plan design and disclosure.	x	No hedging or pledging of the Company’s common stock.
✓
Amended our Chief Executive Officer’s employment agreement to require a “double trigger” for the payment of change-in-control payments to him, meaning that payments will not be triggered without a qualifying termination following a change in control, and to provide that his change in control payment would be based on the average of the preceding three years’ actual bonuses earned.
		x	No option repricing or repurchases of underwater options without shareholder approval.

The Company’s 2016 Performance

The Company’s financial results for 2016 reflect the impact of multiple severe weather events and other challenges in the Company’s operating environment, such as the continuing frequency of the assignment of benefits by insureds to third parties.  Nevertheless, the Company achieved significant accomplishments during 2016 that the Company believes will result in increased shareholder value, such as:

•	22.6% increase in gross written premiums to $605.5 million, reflecting market share growth in our homeowners’ and personal automobile lines of business;

•	9.8% increase in Florida homeowners’ policies to approximately 279,000;

•	26.6% increase in total revenue to $316.4 million;

•	Continued development of our partnerships to expand the policies we write, including our agreement with Allstate, and our new agreement with GEICO;

•	Increases in the Company’s dividend from $0.05 per share beginning December 1, 2015, to $0.06 per share beginning June 1, 2016 and to $0.08 per share beginning December 1, 2016; and

•	Approval of an average statewide FNIC Florida homeowners’ rate increase of 5.6% in effect since August 1, 2016, with another rate increase of 9.9% to be effective August 1, 2017.

Coupled with those accomplishments, however, were the significant increase in losses from multiple weather events, most particularly Hurricane Matthew, which impacted Florida and South Carolina in October 2016, and the inflated costs of handling homeowners’ claims in Florida, primarily as a result of the growth of assignment of benefits by insureds.  The Company anticipates that its approved and pending rate increases should gradually offset the increased costs associated with assignment of benefits claims.  In the fourth quarter of 2016, the Company recorded for Hurricane Matthew $47.0 million of gross claims, which represented a decrease from the initial estimate of $77.5 million, and $21.4 million of claims, net of reinsurance.  The Company also increased its total loss reserves by $30.6 million during the quarter, which increased the Company’s total loss reserves at December 31, 2016 to $158.1 million.  The foregoing resulted in a net loss of $0.2 million or $(0.01) per undiluted share for the year ended December 31, 2016.

Results of Our Evaluations

The following table summarizes the Compensation Committee’s 2016 compensation decisions for our Named Executive Officers, consistent with how the Compensation Committee views total compensation.  The Compensation Committee reached these compensation decisions based on its evaluation of performance relative to the incentive criteria established at the beginning of 2016 as described below.  For comparative purposes, the table also presents 2015 and 2014 compensation decisions for our Named Executive Officers.  While the table below summarizes how the Compensation Committee views compensation, it is not a substitute for the tables and disclosures required by the SEC’s rules, which begin on page 29.  Further detail on how individual pay decisions were made and descriptions of the elements of compensation can be found following this table.

Named Executive Officer	Year	Base Salary Rate	Annual Incentive Awards	Long-Term Incentive Awards	Total Compensation
Michael H. Braun, CEO and President (1)	2016	$1,000,000	$0	$0	$1,000,000
	2015	$600,000	$1,200,000	$1,200,000	$3,000,000
	2014	$475,000	$950,000	$1,293,000	$2,693,300
Peter J. Prygelski, III, CFO and Treasurer (2)	2016	$325,000	$0	$0	$325,000
	2015	$325,000	$487,500	$243,750	$1,056,250
	2014	$300,000	$450,000	$0	$750,000
Erick A. Fernandez, Interim CFO and Treasurer (3)	2016	$212,000	$30,000	$63,228	$305,228
	2015	$0	$0	$0	$0
	2014	$0	$0	$0	$0

(1)          Of the amount noted in long-term incentive awards for 2016, $600,000 was paid in cash and $600,000 was granted as restricted stock.
(2)          Mr. Prygelski separated from the Company in June 2016.
(3)          Mr. Fernandez became the Company’s Interim Chief Financial Officer and Treasurer in June 2016. The annual incentive award for Mr. Fernandez was paid pursuant to a bonus agreement entered into prior to his appointment as the Interim Chief Financial Officer pursuant to which he was entitled to receive a minimum bonus of $40,000 for 2016, $30,000 of which was paid in 2016. The long-term incentive award consists of restricted stock vesting over three years that was granted to him also prior to his appointment as Interim Chief Financial Officer.

Shareholder Outreach and “Say-on-Pay”

At our advisory shareholder vote on executive compensation in 2016, our say-on-pay proposal received the affirmative vote of 49.07% of the shares voted on the proposal.  In response to the 2016 say-on-pay vote, the Compensation Committee has sought and received feedback and guidance from shareholders and others regarding the Company’s executive compensation practices, with a view to better understand and address investor concerns, while continuing to evolve our compensation practices in a way that both meets the Board’s compensation goals and benefits our shareholders.

Outreach Process. The Compensation Committee discussed the results of the 2016 say-on-pay vote at its meetings following the 2016 annual shareholders meeting, and directed that the Company engage in a comprehensive outreach program that went beyond its ordinary-course investor relations program. The outreach process was led by the Chairman of our Compensation Committee, Richard W. Wilcox Jr., who participated in all discussions with investors. Other participants in our outreach process included our Corporate Secretary and, as necessary or appropriate, outside counsel, independent compensation consulting firm, and MacKenzie Partners, our proxy solicitation firm. The Compensation Committee was given regular updates on investor feedback during these discussions.

Extent of Outreach. During the course of our outreach, we contacted all of the Company’s top 30 shareholders, representing approximately 62% of our outstanding common stock. We received responses from and engaged in dialogue with seven of these shareholders, each of which owned at least 0.3% of our outstanding shares. We will continue this outreach process during the months preceding our 2017 annual meeting. We also held discussions with the major proxy advisory firms to learn more about their perspectives, policies and evaluation of our executive compensation program.

The Compensation Committee has carefully considered the shareholder feedback and guidance it received and has undertaken a comprehensive review of, and made several positive changes to, our executive compensation program.

What We Heard	How We Responded
▪      The metrics used to determine awards under the short and long-term incentive plans should be different from one another and closely tied to Company performance, and Compensation Committee should minimize discretionary payouts.

▪      The Compensation Committee eliminated discretionary payouts from our Chief Executive Officer’s incentive compensation. Instead, for 2017, the Compensation Committee has approved a new formula-based short and long-term incentive plan structure for evaluating our Chief Executive Officer’s performance beginning in 2017, with 50% of his incentive award based on annual financial goals that reflect the Company’s financial and operating performance on a year-to-year basis, and 50% based on long-term financial goals that reflect the growth realized by the Company’s shareholders over a more extended horizon.

▪      Our historical reliance on time-based vesting of equity awards should be reduced, with the emphasis instead on performance-based vesting of equity.

▪      Awards made under the long-term incentive plan should be granted predominantly in the form of equity, rather than cash.

▪ Beginning in 2017, a portion of our Chief Executive Officer’s awards granted under the long-term incentive plan will be granted 100% in the form of performance-based equity.
▪ The Company should clearly disclose the performance metrics, goals and weighting that were considered when determining our Named Executive Officers’ incentive compensation payouts.
▪      We have substantially revamped and restructured our Compensation Discussion and Analysis to provide a more detailed and transparent presentation of the alignment between pay and performance.  Although the Company does not provide earnings guidance, and accordingly has not disclosed the specific measurement levels for the performance metrics, we have expanded our disclosures to describe how the measurement levels for 2017 were determined.

▪ The Company should consider amending its executive employment agreement(s) from a “single-trigger” for the payment of change of control bonus to a “double-trigger” for payment.
▪      We entered into amendments to the employment agreement with our Chief Executive Officer to provide for a “double-trigger” for payment of his change of control bonus and to modify the calculation of that bonus to be based on the average of the Chief Executive Officer’s actual bonuses received for the three years prior to the change of control.

Evaluation Process

The Compensation Committee conducts an annual review of the total compensation of our executive officers, executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. This review is based in part on an analysis of feedback from shareholders and current best practices in executive compensation and in part on a survey of executive compensation paid by various comparable publicly traded property and casualty insurance companies as reported in each company’s proxy statement.  In evaluating executive compensation programs of peer companies, the Compensation Committee considers both a group of direct peers and a broader group of peers.

For 2016, our direct peer group encompassed publicly traded companies that compete with us in the Florida homeowners’ insurance market, a market with unique performance characteristics and competitive factors:

- Heritage Insurance Holdings, Inc. (NYSE:  HRTG)
- HCI Group, Inc. (NYSE:  HCI)
- United Insurance Holdings Corp. (NASDAQ: UIHC)
- Universal Insurance Holdings, Inc. (NYSE: UVE).

This direct peer group remains the same for 2017.

In addition to the four Florida-based insurance companies listed above, the Company included the following companies in its peer group for comparison purposes for 2016:

- Safety Insurance Group Inc. (NASDAQ: SAFT)
- Donegal Group Inc. (NASDAQ: DGICA)
- Greenlight Capital Re Ltd. (NASDAQ: GLRE)
- Third Point Reinsurance Ltd. (NYSE: TPRE)
- Hallmark Financial Services (NASDAQ: HALL)
- First Acceptance Corp. (NYSE: FAC)
- Atlas Financial Holdings Inc. (NASDAQ: AFH)
- RLI Corp. (NYSE: RLI)
- EMC Insurance Group Inc. (NASDAQ: EMCI)
- Baldwin & Lyons (NASDAQ: BWINB)
- Atlantic American Corp. (NASDAQ: AAME)

These additional peers provide the Compensation Committee with a broader perspective of compensation practices among relevant insurance companies. The Committee assessed the competitiveness of the Company’s compensation program in comparison to the entire peer group, as well as the subset of the Company’s direct peers listed above who are the Company’s primary publicly traded competitors in the Florida homeowners’ insurance market.

For the 2016 fiscal year, the Compensation Committee engaged Meridian Compensation Partners, an independent executive compensation consulting firm, to review the structure and competitiveness of the Company’s executive and director compensation for 2016.  Meridian provided no other services to the Company other than those directly to the Compensation Committee relating to executive and director compensation.  Meridian attended meetings of the Compensation Committee at the request of the committee, met with the Compensation Committee in executive sessions without the presence of management, and communicated with the Chairman of the Compensation Committee with respect to emerging issues.

We also consider the industry knowledge and experience of our Committee members to be an important component of our compensation review process.  Our Committee members each have substantial management experience in running businesses in the insurance, financial services and legal services industries, many of which have substantial management teams.  As a result, their personal experience extends to developing and implementing management compensation and incentive programs, enabling our Committee members to use that experience when reviewing the Company’s executive compensation programs and working with Meridian to make appropriate updates.

Meridian was provided with information about our Named Executive Officers’ historical compensation and the Company’s financial results, and was provided copies of their employment agreements. Meridian then delivered to the Compensation Committee a detailed report comparing the Company’s current executive compensation program to those comparable companies, together with recommendations for future updates.  The Compensation Committee, on multiple occasions, met with or spoke with a representative of Meridian to review and discuss Meridian’s findings and recommendations.  The Compensation Committee may use the services of Meridian or other consultants in the future to assist it in providing a fair and competitive compensation plan for its executives.

Elements of Compensation

The Compensation Committee has been committed to updating the Company’s executive compensation programs to reflect the Company’s growth and the evolution of best practices, and to reflect the feedback received as a result of our outreach to our largest shareholders.  In that regard, the Compensation Committee approved in 2016 and 2017 a significant revamp of the Company’s compensation practices, in particular the incentive compensation of the Company’s Chief Executive Officer and President.  The Company’s executive compensation programs for its Named Executive Officers consist of elements described below.

Base Salary.  The Compensation Committee annually reviews the base salaries of the Named Executive Officers, and considers a number of factors, such as each Named Executive Officer’s level of responsibility, performance during the prior fiscal year (with respect to specific areas of responsibility and on an overall basis), past and present contributions to and achievement of Company goals, historical compensation levels of the Named Executive Officer, and the Company’s financial condition and results of operations.

Because of the unique performance characteristics and competitive factors in the Florida homeowners’ insurance industry, the Compensation Committee believes comparing the Company’s executive compensation to that of its direct peer group of Florida-based insurers, Heritage Insurance Holdings, Inc. (NYSE:  HRTG), HCI Group, Inc. (NYSE:  HCI), United Insurance Holdings Corp. (NASDAQ: UIHC) and Universal Insurance Holdings, Inc. (NYSE: UVE), provides the most meaningful insights into executive compensation.  The unique factors that strongly influence the financial results of the Florida homeowners’ insurers include, among other things: the significance and complexities of exposure management, the potential occurrence of one or more severe hurricanes that can materially affect financial performance and has periodically driven national competitors from the market, the existence and large presence with the Florida market of a state-controlled insurer-of-last-resort in Citizens Property Insurance Corporation (“Citizens”) and the extent to which Citizens is seeking or reducing policies at any time and the market impact of fluctuations in its risk appetite, the significant percentage of properties in high-risk coastal areas, and the litigiousness of the Florida market.  Accordingly, the Compensation Committee’s analyses for 2016 and 2017 focused significantly on our Chief Executive Officer’s base salary as compared to the annual base salaries of the Chief Executive Officers of our Florida-based direct peer group, as described in the table below:

Company	2015 Annual CEO Salary(A)	2016 Annual CEO Salary(A)	2017 Annual CEO Salary(B)
Universal Insurance Holdings, Inc.	$2,278,015	$2,306,456	$2,217,500
Heritage Insurance Holdings, Inc.	$750,000	$2,000,000	$2,100,000
United Insurance Holdings Corp.	$800,000	$966,667	$1,000,000
Federated National Holding Company	$617,308	$993,846	$1,000,000
HCI Group, Inc.	$500,481	$934,479	$950,000
Median (excluding FNHC)	$775,000	$1,483,334	$1,550,000

(A)	As reported in each company's summary compensation table.
(B)	As reported in each company's narrative proxy statement disclosures.

The data from the table above enabled the Compensation Committee to measure our Chief Executive Officer’s base salary against the base salary levels for the chief executive officers of our Florida-based direct peer group.  That review indicated that Mr. Braun’s base salary for 2015 was below the median for the Company’s direct peer group.  The Compensation Committee also reviewed the compensation analysis report prepared by Meridian and, based on that report and the comparison to the Company’s direct peer group, the Compensation Committee approved an increase in Mr. Braun’s 2016 base salary to $1,000,000 to bring his base salary closer to the median.  For 2017, based on the Company’s results for 2016 and a comparison of Mr. Braun’s salary to that of the direct peer group, Mr. Braun’s base salary remained the same.  A similar review of our Chief Financial Officer’s base salary indicated that it was approximately at the median of our direct peer group, and therefore was not changed for 2016.  Following the resignation of our Chief Financial Officer and the appointment of Mr. Fernandez as the Interim Chief Financial Officer in June 2016, Mr. Fernandez’s base salary was increased to $212,000.  His base salary remained the same for 2017.

Incentive Compensation. Consistent with the Company’s pay-for-performance philosophy of compensating our Named Executive Officers for the Company’s achievements for the prior year and their roles in those achievements, and reflecting the feedback received from our outreach to our largest shareholders, in 2017 the Compensation Committee completely revamped the incentive compensation of our Chief Executive Officer.  As a result of this revamp, Mr. Braun’s incentive compensation will be entirely performance-based and any discretionary components have been eliminated.

For 2017, 50% of Mr. Braun’s performance-based incentive compensation will be an annual bonus payable in cash based in equal parts on increasing gross revenues, controlling expenses and targeted EBITDA. The Compensation Committee believes that these annual financial and operating metrics selected for the annual incentive plan appropriately reflect the important measurements of the Company’s results of operations on a year-to-year basis, and provide incentives to grow the Company’s business in a cost-effective way.

The remaining 50% of Mr. Braun’s 2017 incentive compensation will be a long-term incentive bonus payable in equity, based in equal parts on return on equity (“ROE”), increased book value and relative total shareholder return over three years (“Relative TSR”).  The ROE and increase in book value metrics will be measured over successive one-year performance periods (but would not be reset from period to period), and the equity granted will vest 1/3 annually beginning one year after the grant date.  The metrics selected by the Compensation Committee for the long-term incentive plan are appropriate measures of the Company’s success over a longer time horizon, with particular emphasis on the measurements that are meaningful to the Company’s shareholders and relevant to the Company’s long-term business strategy and also contemplate the unique aspects of the Company’s business, in particular the material impact of hurricanes and other severe weather events that are inherently difficult to predict during any one year.  The Compensation Committee believes that the annual measurement of the ROE and increase in book value metrics provides an appropriate means of measuring long-term performance in an industry where external events that can have a material impact on the Company’s financial and operational results (i.e., hurricanes) occur during annual intervals.

The Compensation Committee combined the ROE and increase in book value metrics with a Relative TSR metric that will be measured over a three-year performance period, with the equity cliff vesting at the end of the three-year performance period based on the Company’s performance relative to its direct peer group of Florida-based homeowners’ insurers.  For the Relative TSR metric, the Compensation Committee determined that the most appropriate comparison of the Company’s performance would be to this direct peer group of Florida-based homeowners’ insurers because of the unique competitive aspects of the Florida homeowners’ insurance market and because external factors such as hurricanes would likely impact all of the members of the direct peer group in a more consistent way.  The Compensation Committee believes as well that the Company’s performance measures are appropriate when compared to the Company’s broader peer group.

The Compensation Committee determined the specific measurement levels for the chosen performance metrics by extrapolating each metric’s target level from the Company’s recent actual performance results with a factor for growth of the Company.   The Committee also considered the Company’s projected and longer-term historic performance, as well as that of the direct peer group of Florida-based homeowners’ insurers and of the property and casualty insurance industry generally, when determining the target levels for each metric.  The target levels of the metrics are intended to incentivize our Chief Executive Officer to direct the Company’s continued growth in a reasonable and efficient manner, while the maximum levels are intended to reward extraordinary accomplishments.  The threshold levels reflect that, while the Company’s results can be severely impacted by events completely beyond the Company’s control, the Company’s ability to manage its exposure, effectively structure its reinsurance program and take other steps to improve expense control can mitigate the impact of those events.  The Company does not provide earnings guidance, and accordingly has not disclosed the specific measurement points for the performance metrics.  After performance for the 2017 fiscal year has been determined, the Company intends to disclose its results with respect to these performance metrics in its 2018 proxy statement.  The Compensation Committee also considered that Mr. Braun will receive no increase in base salary for 2017 when determining the minimum, target and maximum percentages of base salary for his 2017 incentive compensation plan.  In addition, the Compensation Committee believes that our Chief Executive Officer’s prospective maximum payout under his annual and long-term incentive compensation plan for 2017 as compared to the most recent incentive compensation reported by the Company’s Florida-based direct peer group demonstrates that Mr. Braun’s maximum potential payout is well within the range of the actual awards made by the Company’s direct peer group. The Compensation Committee believes that the Company’s performance measures are appropriate when compared to the Company’s broader peer group as well.

The total payout for both the annual and long-term incentive bonuses on a combined basis will be based on Mr. Braun’s base salary of $1,000,000 for 2017, at the threshold, target and maximum payout factors indicated in the table below.  No payouts will be made under the annual incentive plan unless the Company’s 2017 net income is above a minimum threshold pre-determined by the Compensation Committee.

Annual Incentive Plan:		Incentive Plan Payout Factors

Performance Metrics	Weight	Threshold	Target	Maximum
Increase in Gross Revenues	0.167	1.00 (a)	1.75 (b)	2.50 (c)
Expense Control	0.167	1.00 (a)	1.75 (b)	2.50 (c)
EBITDA	0.167	1.00 (a)	1.75 (b)	2.50 (c)

Long-Term Incentive Plan:		Incentive Plan Payout Factors

Performance Metrics	Weight	Threshold	Target	Maximum
Return on Equity	0.167	1.00 (a)	1.75 (b)	2.50 (c)
Increase in Book Value	0.167	1.00 (a)	1.75 (b)	2.50 (c)
Relative TSR (3-Year)	0.167	1.00 (a)	1.75 (b)	2.50 (c)

Grand Total	1.000	$1.00M	$1.75M	$2.50M

(a)	= Potential payout for this metric at threshold equals $1.00 million x 1.00 x 0.167 (1/6 weight)
(b)	= Potential payout for this metric at target equals $1.00 million x 1.75 x 0.167 (1/6 weight)
(c)	= Potential payout for this metric at maximum equals $1.00 million x 2.50 x 0.167 (1/6 weight)

The incentive compensation plan structure approved for 2017 is a significant departure from the incentive compensation plan structure approved by the Compensation Committee for 2016.  For 2016, Mr. Braun was entitled to receive annual and long-term awards as follows:

Performance Metrics	Weight	2016 Results
Pre-tax income	45%	$2.7 million
ROE	45%	(5.38)%
Executive-specific goals	10%	As determined by the Compensation Committee

The annual and long-term awards for 2016 were to be based on a percentage of base salary and paid 50% in cash and 50% in the Company’s common stock.  Of the equity portion, 75% would time vest over five years and 25% would be granted with performance vesting criteria that will be evaluated over three years.  The executive-specific goals for Mr. Braun included increasing the Company’s market share in Florida, expanding the Company’s marketing relationships, and expanding the Company’s product lines.  The Compensation Committee determined that, although the Company had achieved significant accomplishments during 2016, as described above under “The Company’s 2016 Performance,” the Company’s results did not meet the goals established and therefore Mr. Braun would not be awarded any bonus for 2016.

Erick A. Fernandez, our Interim Chief Financial Officer during 2016, received during 2016 a bonus of $30,000 pursuant to a bonus agreement entered into with him when he joined the Company entitling him to a minimum bonus of $40,000 for 2016.  The balance of this bonus was paid to him in 2017.  Mr. Fernandez is now our Chief Accounting Officer.

Our 2012 Stock Incentive Plan, which was adopted by the Board of Directors and approved by our shareholders in 2012, authorizes us to grant a variety of equity incentive awards, such as incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares to officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries.  Awards may be granted singly, in combination, or in tandem.  Our Compensation Committee is the administrator of the equity plans.  The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review of the individual’s existing share and option holdings.  Equity grants have been made at the discretion of the Compensation Committee and/or executive management members, who have been granted limited authority by the Compensation Committee.  To date, only restricted stock has been granted under the 2012 Stock Incentive Plan. The Board has adopted a policy prohibiting repricing of stock options and prohibiting cash buyouts of underwater options, and is proposing an amendment to the 2012 Plan implementing these policies, as well as a minimum vesting requirement, for approval by the Company’s shareholders.

Other Employee Benefit Plans.  Our employees, including our Named Executive Officers, are entitled to various employee benefits. These benefits include medical and dental care plans; flexible benefit accounts; life, accidental death and dismemberment and disability insurance; a 401(k) plan; and paid vacation.

Under our 401(k) plan, the Company matches 100% of the first 6% of participant elective contributions and, from time to time, the Board of Directors approves an additional discretionary profit sharing contribution.  No additional contribution was approved for 2016. The Board of Directors currently intends to review the Company’s financial results annually to determine whether to approve a discretionary profit sharing contribution in any future years.

Other Compensation.  At the present time, we do not offer pension benefits or, except as described above, other forms of deferred compensation plans.  The Compensation Committee periodically reviews the overall employment packages and benefits offered to the Company’s Name Executive Officers.  As part of that review, Mr. Braun’s employment agreement with the Company was amended in February 2017 to eliminate the 100% coverage of his health insurance premiums, with his employee contribution to be the same as all other Company employees.  The Compensation Committee believes that the benefits and perquisites offered to the Named Executive Officers are currently set at competitive levels for comparable companies, requiring no further changes at this time.  The Compensation Committee may, however, at its discretion, modify or increase the Named Executive Officers’ executive benefits and perquisites, if it deems it appropriate or advisable.

Clawback Policy.  In 2016, the Board adopted a clawback policy applicable to our Named Executive Officers and other current or former executive officers of the Company.  Pursuant to this policy, the Company will have the right, in appropriate circumstances as determined by the Board in its sole discretion, to seek to recover all or any part of the cash or equity incentive-based compensation granted to our Named Executive Officers or such other executive officers during the three fiscal years preceding the date on which the Company is required to prepare an accounting restatement to correct a material error, if the restatement is required because of a knowing violation of SEC rules and regulations, GAAP, other applicable legal or regulatory requirements, or Company policy by a Named Executive Officer or such other executive officer.  Incentive-based compensation subject to the policy includes any cash or equity compensation granted, earned or vested based wholly or in part on the attainment of a financial reporting measure.  Financial reporting measures include measures that are based on accounting principles used in preparing the Company’s financial statements, measures that are derived from information in the Company’s financial statements, and stock price and total shareholder return.  The Board will have the discretion to forgo such recovery if it determines that seeking such recovery would be unreasonable or not in the Company’s best interests.

Stock Ownership and Retention Guidelines.  The Board also approved in 2016 stock ownership guidelines applicable to our Named Executive Officers.  Under these guidelines, our Chief Executive Officer is required to hold shares of the Company’s common stock with a value of at least six times his annual salary rate, and our Chief Financial Officer is required to hold shares with a value of at least three times his annual salary rate.  The guidelines further provide that the Named Executive Officers should achieve the guideline amounts within five years of becoming subject to the policy and, until the guideline amounts are achieved, the Named Executive Officers must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes.  The Board also prohibited hedging or pledging the Company’s common stock, without exception.

Tax Considerations.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deductibility of compensation paid to our Named Executive Officers may be limited to the extent that compensation to a Named Executive Officer exceeds $1.0 million in any year.  The Company can deduct compensation in excess of that amount if it qualifies as “performance-based compensation” under Section 162(m).  Among other things, compensation qualifies as performance-based for purposes of Section 162(m) if the compensation is approved by shareholders or awarded under a plan approved by shareholders.  Although the Compensation Committee considers the desirability of limiting our non-deductible expenses when it makes compensation decisions, the committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s SEC filings, including its proxy statement for the 2017 Annual Meeting of Shareholders.

Respectfully Submitted
July 13, 2017

/s/ Richard W. Wilcox Jr., Chairman
/s/ Jenifer G. Kimbrough
/s/ Thomas A. Rogers

Summary Compensation Table

             The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers for the years indicated:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Michael H. Braun Chief Executive Officer, President	2016	$993,846	--	--	--	--	--	$36,492	$1,030,338
	2015	$617,308	$1,200,000	$600,000(4)	--	$600,000	--	$48,466	$3,065,774
	2014	$469,231	--(5)	$4,703,100(6)	--	--	--	$34,883	$5,207,214
Peter J. Prygelski III Former Chief Financial Officer, Treasurer (7)	2016	$325,000	--	$1,164,529(10)	--	--	--	$36,418	$1,525,947
	2015	$336,346	$487,500	$243,750(4)	--	--	--	$51,358	$1,118,954
	2014	$297,638	$175,000	$658,700(8)	--	--	--	$39,572	$1,170,910
Erick A. Fernandez Interim Chief Financial Officer, Treasurer (9)	2016	$180,846	$40,000	$63,228	--	--	--	$8,131	$292,205
	2015	--	--	--	--	--	--	--	--
	2014	--	--	--	--	--	--	--	--

(1)
Reflects cash bonuses earned by the Named Executive Officer for the applicable fiscal year but that were paid in the following fiscal year.  The amounts shown for the bonuses and stock awards in 2014 were updated to reflect the amounts awarded for that year but that were paid in the following fiscal year, and to remove amounts paid in that year that were awarded for the prior year.

(2)	Reflects cash awarded to the Named Executive Officer as long-term incentive compensation for the applicable fiscal year but that was paid in the following fiscal year.
(3)	See table "All Other Compensation" below for an itemized disclosure of this element of compensation.
(4)
The nominal amounts remaining after calculation of awards as restricted stock which was based on the fair market value on the grant date of March 10, 2016, which was $19.16 per share, was paid in cash.

(5)
Mr. Braun elected to receive 100% of his 2014 performance award, which was paid in 2015, as restricted stock.  The nominal amounts remaining after calculation of his award as restricted stock, based on the fair market value on the grant dates of March 10, 2015 and May 5, 2015, which were $28.79 and $25.86 per share, respectively, were paid in cash.

(6)
Includes the 2014 performance awards referenced in Note (5) above and grants made on September 9, 2014 and December 9, 2014, which were awarded to bring his total compensation more in line with the Company’s direct peer group, vest over a five-year period and were based on the fair market values of $25.58 and $26.18, respectively, per share on the grant dates.

(7)	Mr. Prygelski terminated his employment with the Company on June 20, 2016. The amounts shown include $168,750 paid to Mr. Prygelski in 2016 pursuant to his severance agreement.
(8)
Reflects a portion of his 2014 performance award, which was paid in 2015, paid in cash and the remaining portion paid in shares of restricted stock. The nominal amount remaining after calculation of his award as restricted stock which was based on the fair market value on the grant date of March 10, 2015, which was $28.79 per share, was paid in cash.  Also includes a grant in 2014 to bring his total compensation more in line with the Company’s direct peer group.  All unvested shares held by him were vested upon his separation from the Company in June 2016.

(9)	Mr. Fernandez was appointed Interim Chief Financial Officer in June 2016 and became Chief Accounting Officer in April 2017.
(10)	Includes grant date fair value and/or incremental fair value of restricted stock for which vesting was accelerated upon his separation from the Company.

ALL OTHER COMPENSATION
Name	Year	Auto		Club Member Fees	Insurance Benefits (1)	Contribution to 401(k) Plan (2)	All Other Compensation Total
Michael H. Braun	2016	$3,817	(3)	--	$11,261	$19,930	$48,466
	2015	$7,614		--	$10,407	$17,500	$34,883
	2014	$7,998		--	$9,385	$8,925	$26,665
Peter J. Prygelski III	2016	$2,885		$617	$15,958	$19,930	$51,358
	2015	$6,231		$9,239	$6,844	$17,500	$39,572
	2014	$6,000		$9,228	$6,716	$8,796	$30,737
Erick A. Fernandez	2016	--		--	--	$8,131	$8,131
	2015	--		--	--	--	--
	2014	--		--	--	--	--

(1)	Represents premiums for medical insurance.
(2)	Represents matching contributions and a discretionary profit contribution made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan.
(3)	Mr. Braun’s automobile allowance was eliminated in July 2016 and payment of 100% of his health insurance premiums was eliminated effective January 1, 2017.

Employment Agreements

Michael H. Braun, Chief Executive Officer and President.  We entered into a second amended and restated employment agreement with Michael H. Braun effective as of January 18, 2012, which amended and restated Mr. Braun’s prior employment agreement. In connection with the organization of Monarch National Insurance Company (“Monarch Insurance”) in 2015, the Company's Board of Directors approved an amendment to his employment agreement to extend the term of his employment agreement to four years from the date of the amendment with automatic extensions so that at all times the balance of the term is not less than two years unless sooner terminated as provided in the employment agreement. Under his agreement, Mr. Braun’s annual salary, which may be increased at any time during the term of the agreement, was increased to $1,000,000 effective January 1, 2016.  Mr. Braun is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors.  It also contains customary confidentiality and non-solicitation provisions.  Mr. Braun’s agreement was further amended in 2016 to eliminate a car allowance as a perquisite and to modify the definition of “Good Reason” so that the payments due to him following a “Change in Control” under the agreement will be payable only upon a “double-trigger” and in February 2017 to eliminate his full reimbursement for health insurance and to modify the calculation of his Change of Control bonus, as described below.

Mr. Braun is entitled to receive certain payments upon the termination of employment under certain circumstances as set forth in his agreement, as amended.  If his employment is terminated by us without Cause (as defined in his agreement), we must make a lump sum payment to the executive equal to two years' base salary (the “Termination Severance”). In addition, all unvested stock options and any other equity awards held by him will become vested.  If Mr. Braun’s employment with us is terminated for Cause or as a result of his death or disability, he will be entitled to his base salary prorated through the date of the termination and any benefits due him as may be provided under the applicable plan, program or arrangement.

The agreement also provides for payments to him if he is employed by us on the date on which a Change of Control occurs.  Under the agreements, a “Change of Control” will be deemed to have occurred if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of our securities having 50% or more of the combined voting power of our then-outstanding securities that may be voted for the election of our directors (other than as a result of an issuance of securities initiated by us, or open market purchases approved by our Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were our directors before such transactions shall cease to constitute a majority of our Board, or any successor to us, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.  If, following a Change in Control, Mr. Braun’s employment is terminated by us (or any successor or subsidiary) without Cause or by the executive for Good Reason (as defined in his agreement), we will make a lump sum payment to the executive in an amount equal to two times the sum of his base salary immediately preceding the Change of Control plus the average of his actual bonus for the three fiscal years immediately preceding the Change of Control (the "Change of Control Severance").  Additionally, all unvested stock options and any other equity awards held by him will become vested and the Company will provide Mr. Braun (and his family) with medical insurance for a period of two years after the date of such termination of employment at no cost and on the same terms and conditions as in effect on the date on which such termination of employment occurs.

If Mr. Braun is terminated by us without Cause prior to a Change of Control, and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance described above, he will be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.

As a condition to Mr. Braun’s entitlement to receive the base salary amounts and equity award acceleration referenced above, he is bound by the terms of an agreement that sets forth certain restrictive covenants.  Pursuant to the non-competition provisions of this agreement, as amended, he is prohibited from working in the insurance industry in any territories where the Company has been doing business for a period of two years from the date on which he terminates employment with the Company for any reason (other than without cause).  For a period of two years after his employment is terminated, he is also prohibited from soliciting, for himself or for any third person, any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months, and from disclosing any confidential information that he learned about the Company during his employment. In connection with the organization of Monarch Insurance in 2015, the Company's Board of Directors approved an amendment to his Amended and Restated Non-Competition, Non-Disclosure and Non-Solicitation Agreement dated as of August 5, 2013 (the "Restrictive Covenant Agreement") to permit him to hold his positions with Monarch Insurance and its parent companies (the “Monarch Entities”) while remaining employed by the Company. Mr. Braun's Restrictive Covenant Agreement was further amended to permit him to continue to hold his positions with the Monarch Entities if he is terminated without cause by the Company.

Ronald A. Jordan, Chief Financial Officer. Mr. Jordan became the Company’s Chief Financial Officer in April 2017.  He is not party to an employment agreement with the Company.  Mr. Jordan will receive an annual base salary of $275,000 and a relocation reimbursement of $100,000.  He also received a grant of 10,000 shares of restricted stock vesting over five years.  He will also be entitled to receive an annual bonus, which may be paid in stock and cash, with a target of 50% of his base salary and a maximum range of 100% of his base salary that will be subject to performance criteria.  Mr. Jordan entered into a Change of Control Agreement dated as of April 17, 2017 with the Company (the “Jordan Change of Control Agreement”), which provides for certain payments to Mr. Jordan if he is employed by the Company on the date on which a Change of Control (as defined in the Jordan Change of Control Agreement) occurs. If, during the two-year period following a Change of Control, Mr. Jordan’s employment is terminated by the Company without Cause or by Mr. Jordan for Good Reason (each as defined in the Jordan Change of Control Agreement), he will be entitled to receive a lump sum payment equal to one year of his base salary in effect immediately prior to the Change of Control.  Mr. Jordan is subject to the Company’s standard restrictive covenants applicable to its executive officers and is entitled to receive other benefits consistent with the other members of the Company’s management team.

Erick A. Fernandez, Chief Accounting Officer.  Mr. Fernandez was appointed Interim Chief Financial Officer effective June 20, 2016 and became Chief Accounting Officer in April 2017.  Mr. Fernandez is not party to an employment agreement with the Company.  In connection with his joining the Company in January 2016, Mr. Fernandez and the Company entered into a Bonus Agreement dated as of January 11, 2016 (the “Bonus Agreement”) and a Change of Control Agreement dated as of May 2, 2016 (the “Change of Control Agreement”).  The Bonus Agreement provides for a bonus payable to Mr. Fernandez on a quarterly basis equal to 0.060% of net income as reported in the Company’s Form 10-Q, with a minimum bonus for 2016 of $40,000.  The Change of Control Agreement provides for payments to Mr. Fernandez if he is employed by us on the date on which a Change of Control (as defined above) occurs. If, during the one-year period following a Change in Control, Mr. Fernandez’s employment is terminated by us without Cause or by Mr. Fernandez for Good Reason (each as defined in the Change of Control Agreement), he will be entitled to receive a lump sum payment equal to one year of his base salary in effect immediately prior to the Change of Control. Mr. Fernandez is subject to the Company’s standard restrictive covenants applicable to its executive officers and is entitled to receive other benefits consistent with the other members of the Company’s management team.

Peter J. Prygelski III, Former Chief Financial Officer.  Mr. Prygelski resigned his positions as Chief Financial Officer and Treasurer of the Company on June 20, 2016 and therefore the employment-related provisions of his Second Amended and Restated Employment Agreement dated effective as of January 18, 2012 were deemed terminated as of that date. The confidentiality, non-competition and non-solicitation provisions remain in effect.  In connection with his resignation, the Company agreed to pay him cash severance equal to two years’ base salary, or $650,000, payable bi-weekly over two years, and accelerated the vesting of approximately 66,500 unvested restricted shares.

Equity-Based Compensation

Grants of Plan Based Awards. The following table provides information regarding restricted stock granted to our Named Executive Officers during 2016 under the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”).

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Equity Awards / Number of Securities Underlying Options	Exercise or Base Price of Equity Awards	Grant Date Fair Value of Equity Awards (1)
Michael H. Braun	3/10/2016	33,315 (2)	$19.16	$599,995
Peter J. Prygelski III	3/10/2016	12,721 (2)	$19.16	$243,734
Erick A. Fernandez	3/10/2016	3,300 (3)	$19.16	$63,228

(1)
This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions used in the calculation of this amount are included in Footnote 14 to the Company’s audited financial statements for fiscal year ended December 31, 2016.

(2)	Shares granted in 2016 for incentive awards based on 2015 performance.
(3)	Shares granted to Mr. Fernandez upon his employment with the Company and prior to his appointment as Interim Chief Financial Officer.

Stock Incentive Plan. Our 2012 Plan is administered by the Compensation Committee.  The objectives of the 2012 Plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Awards may be made under the 2012 Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) unrestricted stock, (g) restricted stock units, and (h) performance shares. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiaries on the date of grant. In addition, both incentive stock options and non-statutory stock options were granted under our 2002 stock option plan.  This plan has expired, although as of December 31, 2016, 79,484 options remain outstanding under the 2002 plan.

As of December 31, 2016, 243,759 shares were remaining available to be granted under the 2012 Plan and, as of the date of this proxy statement, 139,265 shares were available. As of December 31, 2016, all shares of common stock authorized for issuance upon exercise of options granted under the 2002 plan have been issued or are issuable upon exercise of outstanding options.  The shares to be delivered pursuant to awards will be made available, at the discretion of the Compensation Committee, from authorized but unissued shares or outstanding options or awards that expire or are cancelled. If shares covered by an option or award cease to be issuable for any reason, such number of shares will no longer count against the shares authorized under the plan and may again be granted under the 2012 Plan.

Awards granted under the 2012 Plan typically vest in equal portions over three or five years. Awards granted under the 2012 Plans require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship generally results in the forfeiture of awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s unexercised awards.

For a summary of the other material provisions of the 2012 Plan, please see “Proposal Three:  Approve an Amendment to the Company's Amended and Restated 2012 Stock Incentive Plan—Summary of Plan” below.

Outstanding Equity Awards at Fiscal Year-End. The following table summarizes the equity awards held by our Chief Executive Officer and President and our Interim Chief Financial Officer, as of December 31, 2016.

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael H. Braun					40,000	$747,000	--	--(2)
					14,666	$274,108	--	--(3)
					27,000	$504,630	--	--(4)
					30,000	$560,700	--	--(5)
					21,998	$411,143	--	--(6)
					40,000	$747,600	--	--(7)
					31,315	$585,227	--	--(8)
Erick A. Fernandez					3,300	$61,677	--	--(8)

(1)	Based on the market value per share of $29.56 on December 31, 2016.
(2)	Restricted stock vested as to 25% on December 31, 2016, the remaining 50% vest as follows:
25% on 8/5/2017 and 25% on 8/5 2018.
(3)	Restricted stock vested as to 66 2/3% on December 31, 2016, the remaining 33 1/3% vests on 3/4/2017.
(4)	Restricted stock vested as to 40% on December 31, 2016, the remaining 60% vest as follows:
20% on 9/9/2017, 20% on 9/9/2018 and 20% on 9/9/2019.
(5)	Restricted stock vested as to 40% on December 31, 2016, the remaining 60% vest as follows:
20% on 12/9/2017, 20% on 12/9/2018 and 20% on 12/9/2019.
(6)	Restricted stock vested as to 33 1/3% on December 31, 2016, the remaining 66 2/3% vest as follows:
33 1/3% on 3/10/2017 and 33 1/3% on 3/10/2018.
(7)	Restricted stock vested as to 20% on December 31, 2016, the remaining 80% vest as follows:
20% on 5/5/2017, 20% on 5/5/2018, 20% on 5/5/2019 and 20% on 5/5/20
(8)	Restricted stock vests as follows: 33 1/3% on 3/10/2017, 33 1/3% on 3/10/2018 and 33 1/3% on 3/10/2019.

Option Exercises and Stock Vested. The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested during calendar year 2016 by our Chief Executive Officer, our former Chief Financial Officer, and our Interim Chief Financial Officer.

	Stock Option Awards		Restricted Stock Awards
Name	Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Braun	15,000	$206,461	--	--
	10,000	$156,133	--	--
	15,000	$209,500	--	--
	--	--	8,333	$201,075
	--	--	20,000	$370,200
	--	--	14,665	$353,866
	--	--	9,000	$159,840
	--	--	10,000	$187,300
			10,999	$210,741
			10,000	$216,300
Peter J. Prygelski III	15,000	$204,461	--	--
	10,000	$156,133	--	--
	15,000	$192,150	--	--
	--	--	5,000	$120,650
	--	--	30,000	$555,300
	--	--	10,894	$232,260
	--	--	12,000	$222,120
	--	--	9,551	$178,859
	--	--	127,21	$235,466
Erick A. Fernandez	--	--	--	--

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, the Compensation Committee was responsible for overseeing executive compensation. The members of the Compensation Committee as of December 31, 2016 were Richard W. Wilcox Jr., Jenifer G. Kimbrough, Thomas A. Rogers and Bruce F. Simberg.  No member of the Compensation Committee was at any time during fiscal 2016 or at any other time an officer or employee of the Company.  Except for Bruce Simberg, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. No executive officer of the Company served on the board of directors or the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2016.

DIRECTOR COMPENSATION

Cash Compensation.  The Company’s policy is that only our non-employee directors receive annual cash compensation and reimbursement of actual out-of-pocket expenses in connection with their service on the Board.  Members of our Board of Directors who are also executive officers do not receive additional compensation for service on the Board.  During 2016, the non-employee directors received an annual retainer of $75,000, payable in quarterly installments in January, April, and July and October.  We had five non-employee directors until January 20, 2016, when Mr. Simberg re-joined the Board, bringing the total number of non-employee directors to six.

The Company does not currently pay per-meeting fees, but does pay to the non-employee chairperson of certain of the Board committees an additional annual fee for serving as chair.  These annual fees are:  Chairman of the Board, $40,000; chairperson of the Audit Committee, $20,000; chairperson of the Investment Committee, $17,500; chairperson of the Compensation Committee, $15,000; and chairperson of Business Development Committee, $15,000.  Richard W. Wilcox Jr. also received a fee of $20,000 as the Lead Director during 2016, and did not receive any compensation for serving as the chairperson of the Compensation Committee. These annual chair fees are also payable in quarterly installments in January, April, July and October.

For 2017, the Board approved a 5% increase in the annual retainer and chair fees, reflecting the impact of the Company’s growth, strategic initiatives and operating environment on the Board’s workload.

Equity Compensation.  In addition to the cash annual retainers and chair fees, our non-employee directors receive compensation for their service in the form of grants of restricted stock.  The Board believes that providing a substantial portion of the non-employee directors’ total compensation in the form of equity aligns the directors’ compensation with the interests of the Company’s shareholders.  For 2016, each non-employee director received a grant of $70,000 in shares of restricted stock that vests over three years.

The Board requested in 2015 that Meridian conduct a review of the Board’s compensation of its non-employee directors.  Meridian evaluated the Company’s outside director compensation relative to the peer group used for its evaluation of the Company’s executive compensation.  This evaluation demonstrated that the Company’s outside director compensation was competitive with its peer group and, therefore, no changes were made for 2016.

Cash compensation paid to, and the dollar value of equity awards granted to, our non-employee directors in 2016 are shown in the table below.

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY
Name	Fees Earned or Paid in Cash	Equity (Restricted Stock) Awards (1)	Stock Option Awards (1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Carl Dorf	$92,500	$69,991	--	--	--		$162,491
Jenifer G. Kimbrough	$95,000	$69,991	--	--	--		$164,991
Thomas A. Rogers	$86,250	$169,988	--	--	--		$256,238
Bruce F. Simberg	$110,055 (2)	$69,991	--	--	--		$180,046
William G. Stewart	$75,000	$169,988	--	--	--		$244,988
Richard W. Wilcox Jr	$95,000	$69,991	--	--	--	$396 (3)	$165,387

(1)	The following table provides certain additional information concerning the outstanding stock options and/or equity awards held by our non-employee directors as of the end of 2016.
(2)
Mr. Simberg resigned from the Board of Directors in March 2015 for personal reasons, becoming a consultant to the Company for which he earned consulting fees, and rejoined the Board in January 2016.  This amount includes his director’s fees paid to him during 2016 and his consulting fees for the first few weeks of 2016.

(3)	Includes the fair value of events attended by Mr. Wilcox in 2016.

Name	Total Stock Option/Equity Awards Outstanding at 2016 Fiscal Year End (Shares)	Stock Option / Equity Awards Granted During Fiscal Year 2016 (Shares)	Grant Date Fair Value of Equity Awards Granted During Fiscal Year 2016 ($)
Carl Dorf	37,089 (a)	3,653	$69,991 (b)
Jenifer G. Kimbrough	27,089 (c)	3,653	$69,991 (b)
Thomas A. Rogers	8,872 (d)	8,872	$169,988 (b)
Bruce F. Simberg	3,653 (e)	3,653	$69,991 (b)
William G. Stewart	8,872 (d)	8,872	$169,988 (b)
Richard W. Wilcox Jr	12,089 (f)	3,653	$69,991 (b)

(a)
Includes 10,000 fully vested options granted on August 22, 2011 with an exercise price of $2.45,and an expiration date of August 22, 2021; 15,000 fully vested options granted on April 6, 2012 with an exercise price of $4.40 and an expiration date of April 6, /2022; 6,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 695 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2016 and 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017.

(b)	Based on the market value of $19.16 on March 10, 2016.
(c)
Includes 15,000 fully vested options granted on April 6, 2012 with an exercise price of $4.40 and an expiration date of April 6, 2022; 6,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 695 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2016 and 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017.

(d)
Includes 2,436 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017 and 4,176 shares of restricted stock which began vesting over five years with an initial vest date of March 10, 2017.

(e)	Includes 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017.
(f)
Includes 6,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 695 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2016 and 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017.

In March 2016, the Board granted to each of Mr. Rogers and Mr. Stewart $100,000 in shares of restricted stock that vest over five years in consideration of their joining the Board.  All of the non-employee directors also received an annual grant of $70,000 in shares of restricted stock in March 2016 that vests over three years.

Director Stock Ownership and Retention Guidelines

The Board approved stock ownership and retention guidelines applicable to our directors.  Under these guidelines, our outside, non-employee directors are each required to hold shares of the Company’s common stock with a value of at least four times the annual retainer.  The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of share withheld or sold to pay taxes. The Board also prohibited hedging the Company’s common stock and prohibited pledging the Company’s common stock except in limited circumstances as approved by the Board.  All of our directors except for two new Board members are in compliance with these guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

There are no family relationships between or among our executive officers and directors.

Related Transactions

The following is a summary of transactions during 2015 and 2016 between the Company and its executive officers, directors, nominees for director, principal shareholders and other related parties involving amounts in excess of $120,000 or that the Company has chosen to voluntarily disclose.

Bruce F. Simberg, our Chairman of the Board, is a partner of the Fort Lauderdale, Florida law firm of Conroy Simberg, which specializes in insurance defense and coverage matters. The Company paid legal fees to Conroy Simberg for services rendered in the amount of $26,286 and $72,198 in 2015 and 2016, respectively. We believe that the fees charged for services provided by Conroy Simberg are on terms at least as favorable as those that we could secure from a non-affiliated law firm.  The firm has handled only a limited number of matters for the Company.  Mr. Simberg has not been personally involved in any of the legal matters handled by the firm for the Company and he received de minimis direct personal benefit from the fees paid to the firm by the Company.   The matters handled by the firm for the Company as of December 31, 2016 have been completed or are in the process of being completed, and the Company does not at this time anticipate retaining the firm for future matters.

During 2015 and 2016, Michael H. Braun, the Company’s Chief Executive Officer and President, received the compensation described in "Executive Compensation" above.  Mr. Braun’s brother received salary compensation of $148,917 for his services in 2015 as Vice President of Accounting and Finance and in 2016 as Director of Budgeting and Forecasting, respectively.  We believe that the compensation provided to this individual is comparable to that paid by other companies in our industry and market for similar positions.

We have adopted a written policy that any transactions between the Company and executive officers, directors, principal shareholders or their affiliates take place on an arm’s-length basis and require the approval of a majority of our independent directors, as defined in the Nasdaq Rules.

The Board has determined that the following continuing directors are independent pursuant to the Nasdaq Rules applicable to the Company:  Bruce F. Simberg, Richard W. Wilcox Jr., Jenifer G. Kimbrough, Thomas A. Rogers and William G. Stewart.   In making the independence determination with respect to Mr. Simberg, the Board considered that the fees paid by the Company in connection with the legal services provided by Conroy Simberg during the past three fiscal years did not exceed the amounts set forth in Nasdaq Rule 5605(a)(2)(D) and, therefore, the Board has determined that Mr. Simberg qualifies as an independent director under Nasdaq Rule 5605(a)(2).

PROPOSAL TWO:  ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide compensation that will (i) attract and retain executive talent, (ii) encourage our executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also routinely reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our Named Executive Officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

The Company believes the focus on sound, profitable growth best serves the interests of its shareholders.  Please read the “Compensation Discussion and Analysis” beginning on page 19 for additional details about the Company’s executive compensation programs, including information about the fiscal year 2016 compensation of the Company’s Named Executive Officers.

This non-binding say-on-pay vote gives you, as a shareholder, the opportunity to express your approval or disapproval of the compensation of our Named Executive Officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the shareholders of Federated National Holding Company approve, on an advisory basis, the compensation of the executive officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this proxy statement.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the Company’s executive compensation.

PROPOSAL THREE:  APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

The Board of Directors has recommended that the Company's shareholders approve an amendment to the Company's Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) to implement certain prohibitions on repricing of outstanding options.  A copy of the proposed amendment to the 2012 Plan is attached to this proxy statement as Annex A.

Background of Proposal

In March 2017, the Board approved a formal policy prohibiting the repricing of any outstanding option awards, and directed that the 2012 Plan be amended accordingly.  This formal policy and the proposed amendment memorializes the Board’s longstanding practice of not permitting the repricing of any outstanding option awards.  Although the Company is not currently granting stock options as a means of providing equity incentives to its management team and directors, the Board believes that amending the 2012 Plan to implement this policy and practice is in the best interests of the Company and its shareholders.  In addition, the Board has approved amending the 2012 Plan to provide that no portion of awards under the 2012 Plan shall vest before one year from the grant date, which is consistent with the Board’s approach to requiring that equity awards vest over a period of time (generally three to five years), thereby encouraging recipients to continue their service with the Company to receive the full benefits of the awards.  The Board believes that this approach also better aligns the interests of the award recipients with the interest of the Company’s shareholders.

In particular, if the proposed amendment is approved, the Compensation Committee, as Administrator of the 2012 Plan, will be prohibited from approving:

(a) the reduction, directly or indirectly, of the exercise price of an option,

(b) the cancellation of an option in exchange for cash, other awards, or options with an exercise price that is less than the exercise price of the original option, and

(c) the repurchase of an option for value (in cash or otherwise) from a recipient of an award if the then-current Fair Market Value of the shares of Common Stock underlying the option is lower than the exercise price of the option, in each case without the approval of the shareholders of the Company and except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares).

In addition, if the proposed amendment is approved, awards under the 2012 Plan will be subject to a minimum vesting requirement of at least one year from the date of grant.

Although the Board does not intend to authorize the repricing of any outstanding equity awards, the Board believes that memorializing the Board’s policy through the adoption of this proposed amendment further enhances the Company’s executive and director compensation programs by strengthening the alignment of the 2012 Plan with the interests of the Company’s shareholders by explicitly prohibiting actions that are seen as being shareholder-unfriendly.  In addition, this amendment formalizes the Board’s policy of requiring that awards under the 2012 Plan be subject to minimum vesting requirements.

The amendment to the 2012 Plan proposed in this proxy statement will not increase the number of shares reserved for future issuance, nor will it extend the term of the 2012 Plan, beyond what the shareholders previously approved in 2012 when the shareholders voted to approve the 2012 Plan.  Except as set forth in the proposed amendment, all other terms of the 2012 Plan will remain the same.

For the reasons described above, the Board determined that it is in the best interests of the Company and its shareholders to amend the 2012 Plan to prohibit repricing of outstanding stock options and establish a minimum vesting requirement of at least one year from the date of grant, as set forth in Annex A to this proxy statement.  Accordingly, the Board is recommending that the shareholders vote in favor of this proposal.

Required Vote

The amendment to the 2012 Plan will be approved if the votes in favor of the amendment exceed the votes against the amendment.  Broker “non-votes” and abstentions will count neither as votes for or against this proposal.

Recommendation

The Board of Directors recommends that you vote FOR the amendment to the Company's Amended and Restated 2012 Stock Incentive Plan.

Summary of Plan

The following summarizes the material provisions of the 2012 Plan, which, other than as described above and in Annex A, are not being amended and will remain the same.  The 2012 Plan reserves 1,000,000 shares of the Company’s common stock for awards and, as of the date of this proxy statement, 860,735 shares have been granted or are subject to an award and 139,265 remain available for grant.  For more information regarding our currently outstanding equity awards, please see Note 10 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which accompanies this proxy statement.  The number and class of shares available under the 2012 Plan and the terms of outstanding awards may be adjusted by the Administrator to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.  If any shares that are subject to an award under the 2012 Plan remain unissued upon the cancellation or termination of such award for any reason whatsoever, if any shares of restricted stock or performance shares are forfeited pursuant to the terms of the 2012 Plan, or if any shares in respect of which a stock appreciation right is settled for cash, such shares will again become available for issuance under the 2012 Plan.

Administration

The Compensation Committee, as the Administrator of the 2012 Plan, has the authority (i) to exercise all of the powers granted to it under the 2012 Plan, (ii) to construe, interpret and implement the 2012 Plan and any award agreements executed pursuant to the terms of the 2012 Plan in its sole discretion with all such determination being final, binding and conclusive, (iii) to prescribe, amend and rescind rules and regulations relating to the 2012 Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the 2012 Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the 2012 Plan. The 2012 Plan was amended and restated in March 2013 to clarify the plan administrator’s authority to permit the vesting of unvested restricted shares in the event of the death of the grantee.  To the extent permitted by the 2012 Plan, the Administrator also has the power to modify or waive restrictions on awards, to amend awards, and to grant extensions and accelerations of awards.

Because the administration of the 2012 Plan involves discretionary determinations by the Administrator, future awards to be granted under the 2012 Plan are not now determinable.

Eligibility of Participation

Officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries are eligible to participate in the 2012 Plan. The selection of eligible participants is within the discretion of the Administrator.  As of the date of this proxy statement, approximately 433 persons are eligible to participate in the 2012 Plan.

Types of Awards

The 2012 Plan provides for incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares. Awards may be granted singly, in combination, or in tandem, as determined by the Compensation Committee.  The Board of Directors may amend, suspend or modify the 2012 Plan at any time, except as limited by the terms of the 2012 Plan.

Stock Option Grants.  The Administrator may grant options qualifying as incentive stock options under the Internal Revenue Code and nonqualified stock options.  The term of an option will be fixed by the Administrator, but will not exceed 10 years or five years in the case of an incentive stock option granted to a person beneficially owning shares representing 10% or more of the total combined voting power of all classes of stock of the Company (a “10% shareholder”).  The option price for any option will not be less than the fair market value of common stock on the date of grant (or 110% of the fair market value in the case of an incentive stock option granted to a 10% shareholder).  Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase.  Payment may be made in cash, with the consent of the Administrator, by the transfer to the Company of shares having a fair market value equal to the option exercise price, or at the discretion of the Administrator and to the extent permitted by law, by such other provision, consistent with the terms of the 2012 Plan, as the Administrator may prescribe from time to time.

Stock Appreciation Rights.  The Administrator is authorized to grant stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right.  The grant price of a stock appreciation right is determined by the Administrator, but may not be less than the fair market value of a share of common stock as of the date of grant.  The maximum term of each stock appreciation right, the times at which each stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock appreciation rights at or following termination of employment are determined by the Administrator.  All awards of stock appreciation rights will be settled in cash or shares of common stock, or a combination of both as determined by the Administrator in its sole discretion.

Restricted Stock and Restricted Stock Units.  The Administrator is authorized to grant restricted stock and restricted stock units.  Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Administrator may impose.  Upon the issuance of such a restricted stock award, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described the 2012 Plan; (ii) in the Administrator's discretion, to a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable restricted stock agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically described in the 2012 Plan or the applicable restricted stock agreement. The Administrator may grant, or sell at a purchase price at least equal to par value, shares of common stock free of restrictions under the 2012 Plan, subject to such forfeiture provisions as the Administrator shall determine in its sole discretion. A grant of restricted stock units allows the recipient to receive, upon the occurrence of events specified in the grant, cash equal to amount of the vested restricted stock units multiplied by the fair market value of a share of common stock. A participant granted restricted stock generally has all of the rights of a shareholder of the company, unless otherwise determined by the Administrator.

Performance Shares.  The Administrator may grant performance share awards to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall in its sole discretion determine, subject to the provisions of the 2012 Plan. Such an award shall entitle the grantee to acquire shares of common stock, or to be paid the value thereof in cash, as the Administrator shall determine, if specified performance goals are met. The grantee of a performance share award will have the rights of a stockholder only as to shares for which a stock certificate has been issued pursuant to the award and not with respect to any other shares subject to the award.

Amendment of the 2012 Plan

The Board of Directors has the right and power to amend the 2012 Plan, without the consent of the participants.  The Board of Directors may not, however, amend the 2012 Plan in a manner that would impair or adversely affect the rights of the holder of an award without the holder's consent.  The Company will obtain shareholder approval if an amendment  increases the aggregate number of shares that may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options; materially increases the benefits under the 2012 Plan to persons whose transactions in common stock are subject to Section 16(b) of the Exchange Act or increases the benefits under the 2012 Plan to someone who is, materially increases the number of shares that may be issued to such persons, or materially modifies the eligibility requirements affecting such persons; other otherwise as determined by the Board in its discretion.

Termination of the 2012 Plan

The 2012 Plan may be terminated at any time by the Board. Termination will not in any manner impair or adversely affect any benefit outstanding at the time of termination.  The 2012 Plan will expire on the date that is 10 years after the plan is approved by the Board.

Administrator's Right to Modify Benefits

Any award granted may be converted, modified, forfeited, or canceled, in whole or in part, by the Administrator if and to the extent permitted in the 2012 Plan, or applicable agreement entered into in connection with an award or with the consent of the participant to whom the award was granted.

Federal Tax Treatment

The 2012 Plan is not qualified under the provisions of section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a summary of the federal tax consequences of awards under the 2012 Plan and is not a complete analysis of the potential tax consequences relevant to the recipients of awards or to the Company, nor is it intended to describe tax consequences based on particular circumstances.  This summary is based on the U.S. federal income tax law, regulations and interpretations as in existence as of the date of this proxy statement, which may change at any time.

Nonqualified Stock Options.  On exercise of a nonqualified stock option granted under the 2012 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price.  If the optionee is an employee of the Company, that income will be subject to the withholding of Federal income tax.  The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of the Company’s common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them.  The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash.  If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered.  The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options.  The 2012 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code. Under the Internal Revenue Code, an optionee generally is not subject to tax upon the grant or exercise of an incentive stock option.  In addition, if the optionee holds a share received on exercise of an incentive stock option for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a “Disqualifying Disposition”), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price.  If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale.  If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an incentive stock option by delivering shares of stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares.  This rule prevents “pyramiding” or the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period.,  If there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Awards. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is non-vested when it is received under the 2012 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.  Upon the disposition of any stock received as a stock award under the 2012 Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize at the time so recognized by the employee, whether upon vesting or grant, if the employee makes the election deferral above.

Stock Appreciation Rights.  Generally, the recipient of a stock appreciation right will not recognize any taxable income at the time the stock appreciation right is granted.  When the recipient receives the appreciation inherent in the stock appreciation right in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.  In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a stock appreciation right.  Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Section 409A.  Section 409A of the Code imposes certain new requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made.  If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable.  The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation which is required to be included in income. Some of the awards to be granted under the 2012 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, the stock appreciation rights that are not payable in shares of the Company’s common stock. It is the Company’s intention that any award agreement that will govern awards subject to Section 409A will comply with these rules.

REPORT OF THE AUDIT COMMITTEE

This report shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The preparation and completion of the Company’s consolidated financial statements and SEC reports has three parts.  The Company’s management team is responsible for the Company’s internal controls and the financial reporting. The Company’s independent auditors are responsible for performing the independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue its report on our financial statements. The Audit Committee of the Board, which is one of the Board’s standing committees, is responsible for monitoring and overseeing these processes.

Our Audit Committee currently consists of three non-employee directors, Jenifer G. Kimbrough, Richard W. Wilcox Jr. and Carl Dorf, each of whom the Board has determined to be an independent director as defined in the Nasdaq Rules.  With the retirement of Carl Dorf following the Annual Meeting, the Board will add another member to the Audit Committee with the requisite knowledge and experience.  The Audit Committee operates under a written charter adopted by the Board, which is available at www.FedNat.com under the “Investors” tab and the link “Corporate Governance.”

At each of the Audit Committee’s regularly scheduled meetings during 2016, the Audit Committee met with the senior members of the Company’s financial reporting and accounting group and the independent auditors. The Audit Committee’s agenda is established by the chair in consultation with the Company’s Chief Financial Officer. The Audit Committee also met with the Company’s independent auditors in private sessions at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors the firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully Submitted
July 13, 2017

/s/ Jenifer G. Kimbrough, Chairman
/s/ Carl Dorf
/s/ Richard W. Wilcox Jr.

PROPOSAL FOUR:  RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP (“E&Y”) as independent auditors to audit our consolidated financial statements for the year ending December 31, 2017. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of E&Y as independent auditors. If shareholders do not ratify the appointment of E&Y, the Audit Committee will reevaluate the appointment, but may retain such independent auditor.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

Change in Independent Registered Public Accounting Firm

Dismissal of Goldstein Schechter Koch.  On July 15, 2015, the Audit Committee of the Board of Directors approved the dismissal of Goldstein Schechter Koch (“GSK”) as the Company’s independent registered public accounting firm, effective July 15, 2015.

GSK previously audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013.  GSK’s reports on the consolidated financial statements of the Company for the fiscal years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and December 31, 2013, and through the subsequent interim period ended July 15, 2015, the Company had no disagreement with GSK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Goldstein Schechter Koch, would have caused GSK to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013 and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Engagement of E&Y.  On July 15, 2015, the Audit Committee approved the engagement of E&Y as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015, effective July 15, 2015. The engagement of E&Y was ratified by the shareholders at the 2015 annual meeting. During the fiscal years ended December 31, 2014 and December 31, 2013, and through the subsequent interim period ended July 15, 2015, neither the Company nor anyone on its behalf has consulted with E&Y regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit and Non-Audit Fees

The following table shows fees that we paid (or accrued) for professional services rendered by E&Y and GSK for fiscal 2016 and 2015.

	Year Ended December 31,
	2016	2015
Audit Fees (1)	$882,522	$1,299,760	(2)
Audit-Related Fees (4)	22,055	6,425	(3)
Tax fees (5)	205,820	—
Total	$1,110,397	$1,306,185

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Represent $0.9 million for fees billed by E&Y and $0.4 million for fees billed by GSK.
(3)	Represent fees billed by GSK
(4)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(5)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.  These services include assistance regarding federal, state, and international tax compliance, acquisitions and international tax planning.

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audited services to be provided by E&Y.  The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by E&Y during the year and estimated fees.  The Audit Committee Chairman may approve permissible non-audit services with subsequent notification to the full Audit Committee.  All services rendered to us by GSK and E&Y in 2016 were pre-approved in accordance with these procedures.

The Company’s independent auditors for the 2016 fiscal year, E&Y, as successor to GSK, has advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee.  All professional services rendered by E&Y and GSK during the fiscal year ended December 31, 2016 were furnished at customary rates and were performed by full-time, permanent employees.

Vote Required and Recommendation

The selection of E&Y as our independent certified public accountants for the 2017 fiscal year will be ratified if the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting votes for ratification.  Abstentions will be counted as present at the Annual Meeting for purposes of this matter and will have the effect of a vote against the ratification of the appointment of E&Y as independent auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2017 fiscal year.

SHAREHOLDER MATTERS

Shareholder Communications with the Board

Any shareholder may communicate by mail with the Board or individual directors by contacting the Company’s Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323 or via our website at www.FedNat.com.  The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response.  In particular, communications such as customer or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

Shareholder Proposals for Inclusion in 2018 Proxy Statement

Pursuant to Rule 14a-8 of the SEC’s proxy rules, a shareholder intending to present a proposal to be included in the proxy statement for our 2018 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than March 28, 2018 (or a reasonable time before we begin to print and mail the proxy materials for the 2018 annual meeting, if we change the date of the 2018 annual meeting more than 30 days from the date of this year’s Annual Meeting).  Proposals should be addressed to:  Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.  Proposals of shareholders must also comply with the SEC’s rules regarding the inclusion of shareholder proposals in proxy materials, and we may omit any proposal from our proxy materials that does not comply with the SEC’s rules.

Other Shareholder Proposals for Presentation at 2018 Annual Meeting

Shareholder proposals intended to be presented at, but not included in the proxy materials for, our 2018 Annual Meeting of Shareholders, including director nominations for election to our Board, must be timely received by us in writing at our principal executive offices, addressed to the Corporate Secretary of the Company as indicated above.  Under the Company’s Bylaws, to be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the meeting date, however, notice by a shareholder will be timely given if received by the Company not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever occurs first.  A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	The name and record address of the shareholder proposing such business,

•	The class and number of shares beneficially owned by the shareholder, and

•	Any material interest of the shareholder in such business.

The SEC’s rules permit our management to vote proxies on a proposal presented by a shareholder as described above, in the discretion of the persons named as proxy, if:

•	We receive timely notice of the proposal and advise our shareholders in that year’s proxy materials of the nature of the matter and how management intends to vote on the matter; or

•	We do not receive timely notice of the proposal in compliance with our Bylaws.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will, to the extent permitted by applicable law, vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless those shareholders have notified us of their desire to receive multiple copies of the proxy statement.

Shareholders residing at the same address who currently receive only one copy of the proxy statement and who would like to receive an additional copy of the proxy statement for this Annual Meeting or in the future may contact our Corporate Secretary by phone at (800) 293-2532 or by mail to our Corporate Secretary, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

By Order of the Board of Directors
REBECCA L. SANCHEZ, Corporate Secretary
Sunrise, Florida
July 25, 2017

ANNEX A
Proposed Amendment to the Amended and Restated 2012 Stock Incentive Plan

The Amended and Restated 2012 Stock Incentive Plan shall be amended by adding new Sections 2.10 and 2.11 as follows:

“Section 2.10.  Restrictions on Repricing

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares): (a) the exercise price of an option may not be reduced, directly or indirectly, (b) an option may not be cancelled in exchange for cash, other awards, or options with an exercise price that is less than the exercise price of the original option, and (c) the Company may not repurchase an option for value (in cash or otherwise) from a recipient of an award if the then-current Fair Market Value of the shares of Common Stock underlying the option is lower than the exercise price of the option, in each case without the approval of the shareholders of the Company.

Section 2.11.  Minimum Vesting Requirement

No portion of any awards under the Plan shall vest before one year from the date of grant.”

A-1

REVOCABLE PROXY
FEDERATED NATIONAL HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS – SEPTEMBER 12, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael H. Braun and Bruce F. Simberg, acting individually, as Proxy(ies), each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of common stock, $.01 par value per share (the “Common Stock”), of Federated National Holding Company (the "Company") held of record by the undersigned on July 13, 2017 at the Annual Meeting of Shareholders to be held on September 12, 2017 or any adjournments or postponements thereof.

Proposal 1.	TO ELECT ONE CLASS III DIRECTOR TO SERVE UNTIL OUR ANNUAL MEETING IN 2020

Thomas A. Rogers

☐ For                  ☐ Against              ☐ Abstain

Proposal 2.	ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

☐ For                  ☐ Against              ☐ Abstain

Proposal 3.	TO AMEND THE COMPANY’S AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN TO IMPLEMENT PROHIBITIONS ON REPRICING AND ESTABLISH A MINIMUM VESTING REQUIREMENT

☐ For                  ☐ Against              ☐ Abstain

Proposal 4.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR

☐ For                  ☐ Against              ☐ Abstain

Note:  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR the nominee in Proposal 1 and FOR Proposals 2, 3 and 4.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Dated:	, 2017

(Signature)	(Signature)

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Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

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